Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

C&F FINANCIAL CORPORATION,

SPECIAL PURPOSE SUB, INC.

AND

CENTRAL VIRGINIA BANKSHARES, INC.

____________________________________

Dated as of June 10, 2013

____________________________________

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5.13	Derivative Instruments	20
5.14	Intellectual Property	20
5.15	Environmental Matters	20
5.16	Compliance with Laws	21
5.17	Labor Relations	22
5.18	Employee Benefit Plans	22
5.19	Material Contracts	25
5.20	Legal Proceedings	27
5.21	Reports	27
5.22	Regulatory Matters	27
5.23	Technology Systems	27
5.24	CVBK Disclosure Memorandum	28
5.25	Support Agreements	28
5.26	Board Recommendation	28
5.27	No Investment Adviser	28
5.28	State Takeover Statutes and Takeover Provisions	28
5.29	CVBK Information	28
5.30	Brokers and Finders	29
5.31	Opinion of Financial Advisor	29
5.32	Compliance with Executive Compensation Limitations	29
5.33	Brokered Deposits	29

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF CFFI AND CFFI MERGER SUB

6.1	Organization, Standing and Power	29
6.2	Authority; No Breach By Agreement	30
6.3	Legal Proceedings	31
6.4	Information Supplied	31
6.5	Share Ownership	31
6.6	No Other Representations or Warranties	31

ARTICLE 7	CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1	Affirmative Covenants of CVBK	32
7.2	Negative Covenants of CVBK	32
7.3	Reports	35
7.4	Control of the Other Party’s Business	35

ARTICLE 8	ADDITIONAL AGREEMENTS

8.1	Applications	35
8.2	CVBK Shareholder Approval	36
8.3	Agreement as to Efforts to Consummate	37
8.4	Access to Information and Confidentiality	37
8.5	No Solicitations	37

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8.6	Press Releases	39
8.7	Indemnification and Insurance	39
8.8	Employee Benefits and Contracts	40
8.9	Takeover Laws	41
8.10	Redemption of CVBK Series A Preferred Stock	42
8.11	Assumption of Trust Preferred Securities	42
8.12	Notice of Certain Events	42
8.13	CFFI Merger Sub Compliance	42
8.14	Shareholder Litigation	42

ARTICLE 9	CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1	Conditions to Obligations of Each Party	43
9.2	Conditions to Obligations of CFFI and CFFI Merger Sub	44
9.3	Conditions to Obligations of CVBK	46

ARTICLE 10	TERMINATION

10.1	Termination	46
10.2	Effect of Termination	48
10.3	Non-Survival of Representations and Covenants	48
10.4	Termination Payment and Reimbursement of Expenses	48

ARTICLE 11	MISCELLANEOUS

11.1	Definitions	49
11.2	Expenses	60
11.3	Entire Agreement	60
11.4	Amendments	60
11.5	Waivers	61
11.6	Assignment; Third Party Beneficiaries	61
11.7	Notices	61
11.8	Governing Law; Jurisdiction	62
11.9	Waiver of Jury Trial	63
11.10	Specific Performance	63
11.11	Counterparts	63
11.12	Captions; Articles and Sections	63
11.13	Interpretations	63
11.14	Severability	64

Exhibit A – Plan of Merger
Exhibit B – Form of Support Agreement
Exhibit C – Form of Non-Competition and Non-Solicitation Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 10, 2013, by and among C&F FINANCIAL CORPORATION (“CFFI”), a corporation organized under the Laws of the Commonwealth of Virginia, with its principal office located in West Point, Virginia, SPECIAL PURPOSE SUB, INC., a corporation organized under the Laws of the Commonwealth of Virginia and a wholly-owned subsidiary of CFFI (“CFFI Merger Sub”), and CENTRAL VIRGINIA BANKSHARES, INC. (“CVBK”), a corporation organized under the Laws of the Commonwealth of Virginia, with its principal office located in Powhatan, Virginia.

Preamble

WHEREAS, the respective Boards of Directors of CFFI, CFFI Merger Sub and CVBK have each approved the merger of CFFI Merger Sub with and into CVBK (the “Merger”), with CVBK being the surviving corporation (the “Surviving Corporation”), upon the terms, and subject to the conditions, hereinafter set forth, including the Plan of Merger in substantially the form set forth in Exhibit A (the “Plan of Merger”), and are of the opinion that the transactions described herein are in the best interests of the respective Parties to this Agreement and their respective shareholders; and

WHEREAS, as promptly as practicable after the Merger, Central Virginia Bank, a Virginia state chartered bank and wholly-owned subsidiary of CVBK (“Central Virginia Bank”), shall be merged with and into Citizens and Farmers Bank, a Virginia state chartered bank and a wholly-owned subsidiary of CFFI (“C&F Bank”), pursuant to an agreement and plan of merger in a form to be specified by CFFI in consultation with CVBK (the “Bank Merger Agreement”), with C&F Bank being the surviving bank (the “Bank Merger”); and

WHEREAS, for federal income tax purposes, it is intended that each of (i) the Merger and (ii) the Bank Merger, will not be a taxable event to CFFI.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1     Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), CFFI Merger Sub shall be merged with and into CVBK in accordance with this Agreement, the Plan of Merger and the applicable provisions of the VSCA.  CVBK shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the Commonwealth of Virginia and the separate corporate existence of CFFI Merger Sub shall cease.

1.2     Time and Place of Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Troutman Sanders LLP, 1001 Haxall Point, 15th Floor, Richmond, Virginia 23219, as soon as practicable (and, in any event, within five Business Days) after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article 9), or such other date or location as mutually agreed to by the Parties (the “Closing Date”).

1.3     Effective Time.  The Merger shall become effective on the date and at the time the Articles or Certificate of Merger reflecting the Merger shall become effective with the VSCC (the “Effective Time”).

1.4     Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger and in the relevant provisions of the VSCA.

1.5     Alternative Acquisition Structure. Notwithstanding any provision in this Agreement to the contrary, CFFI shall be permitted, in its sole and absolute discretion, to restructure the method by which CFFI accomplishes the acquisition of CVBK as contemplated by this Agreement, including without limitation the structure used for (i) the Merger or (ii) the Bank Merger; provided, however, the CFFI agrees not to make any changes with respect to the acquisition of CVBK that will: (w) unreasonably delay the transactions contemplated herein, (x) vary the form or amount of consideration paid to CVBK Shareholders pursuant to Section 3.1 hereof, (y) require CVBK to resolicit shareholder approval of the Merger, or (z) cause any of the conditions set forth in Article 9 not to be capable of being fulfilled unless duly waived by the Party entitled to the benefits thereof. CVBK agrees to execute or cause to be executed, including as sole shareholder of Central Virginia Bank, such agreements and other documents necessary for CFFI to effect such other transaction or transactions as CFFI may determine, in its sole discretion, to use in connection with the Merger or the Bank Merger.

ARTICLE 2

MANAGEMENT AND GOVERNING DOCUMENTS FOLLOWING MERGER

2.1      Articles of Incorporation.  The Articles of Incorporation of CVBK in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

2.2      Bylaws.  The Bylaws of CFFI Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed (except that the name of the Surviving Corporation reflected in the Bylaws of the Surviving Corporation shall be “Central Virginia Bankshares, Inc.”).

  2.3     Directors and Officers.  The directors and officers of CFFI Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1     Conversion of Shares.  Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of CFFI, CFFI Merger Sub, CVBK, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)     Each share of common stock, no par value per share, of CFFI Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value per share, of the Surviving Corporation.

(b)     Each share of CVBK Common Stock outstanding immediately prior to the Effective Time (other than the Dissenting Shares (as defined in Section 4.4(a)), the Unvested Restricted Shares (as defined in Section 4.3(b)) and the shares of CVBK Common Stock to be cancelled in accordance with Section 3.1(c)) shall be converted into the right to receive $0.32 in cash, without interest thereon (the “Merger Consideration”).

(c)     All shares of CVBK Common Stock issued and outstanding immediately prior to the Effective Time that are owned by CFFI, CFFI Merger Sub, CVBK or any of their respective Subsidiaries (other than (i) shares of CVBK Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares of CVBK Common Stock held, directly or indirectly, by CFFI, CFFI Merger Sub or CVBK in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

(e)     No Dissenting Shares shall be converted in the Merger into the right to receive the Merger Consideration.  All such shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Section 13.1-729 et seq. of the VSCA; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with the applicable provisions of the VSCA or withdraws or loses such holder’s dissenter’s rights, such shares held by such shareholder shall be treated the same as all other holders of CVBK Common Stock who at the Effective Time held CVBK Common Stock.

(f)       In the event CVBK changes the number of shares of CVBK Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date or effective date thereof is prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

(g)     Each share of CVBK Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall, following the Effective Time, represent one share of Surviving Corporation Series A Preferred Stock.

3.2           Redemption of CVBK Series A Preferred Stock; CFFI Contribution.

(a)     At or immediately following the Effective Time, the Surviving Corporation shall cause or facilitate the redemption or repurchase by the Surviving Corporation of all of the outstanding shares of Surviving Corporation Series A Preferred Stock and Treasury Warrants in accordance with the terms of any securities purchase and/or such other agreements required to be entered into by and between CVBK and the U.S. Treasury, or other party or holder thereof as appropriate, in order to effect such redemption.

(b)     In addition to the Merger Consideration set forth in Section 3.1(b) of this Agreement, CFFI will contribute to CFFI Merger Sub a cash sum up to $3,350,000 in the aggregate for the redemption or repurchase of all of the outstanding shares of Surviving Corporation Series A Preferred Stock and Treasury Warrants from the U.S. Treasury or other holder thereof, as appropriate, which amount includes payment of all accrued and unpaid dividends to date of redemption or repurchase of the Surviving Corporation Series A Preferred Stock.

ARTICLE 4

CONVERSION OF SHARES

4.1     Exchange Procedures.

(a)     Prior to the Effective Time, CFFI shall select a transfer agent, bank or trust company to act as exchange agent (the “Exchange Agent”) to effect the delivery of the Merger Consideration to holders of record of CVBK Common Stock.  No later than ten Business Days prior to the Closing Date, CVBK shall deliver to the Exchange Agent a preliminary list of all holders of record of CVBK Common Stock entitled to receive the Merger Consideration, in an electronic format compatible with the Exchange Agent’s systems. At or prior to the Effective Time, CFFI shall deliver to the Exchange Agent sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to Article 3.  Promptly following the Effective Time, the Exchange Agent shall send to each holder of record of CVBK Common Stock immediately prior to the Effective Time a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates previously evidencing shares of CVBK Common Stock (“CVBK Certificates”) shall pass, only upon delivery of the CVBK Certificates, or affidavits of loss in lieu thereof , to the Exchange Agent in form and substance satisfactory to the Exchange Agent) (the “Letter of Transmittal”) for use in exchanging CVBK Certificates.  The Letter of Transmittal will include instructions with respect to the surrender of CVBK Certificates and the distribution of the Merger Consideration.

(b)     Upon surrender of a CVBK Certificate to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or CFFI, such CVBK Certificate shall be cancelled and the holder of record of such CVBK Certificate shall be entitled to receive, and the Exchange Agent shall in exchange therefor transfer to such holder, the Merger Consideration.

(c)     All Merger Consideration, if held by the Exchange Agent for payment or delivery to the holders of record of unsurrendered CVBK Certificates and unclaimed at the end of one year after the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to CFFI, and after such time any holder of record of a CVBK Certificate who has not surrendered such certificate shall, subject to applicable Laws and to the extent that the same has not yet been paid to a Regulatory Authority pursuant to applicable abandoned property Laws, escheat or similar Laws, look as a general creditor only to CFFI for payment or delivery of such property.  Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Regulatory Authority shall, to the extent permitted by applicable Law, become the property of CFFI free and clear of any claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of CFFI, CFFI Merger Sub, CVBK, the Exchange Agent or any other Person shall be liable to any former holder of shares of CVBK Common Stock for any amount delivered in good faith to a Regulatory Authority pursuant to applicable abandoned property, escheat or similar Laws. In no event will any holder of CVBK Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or CFFI of the Merger Consideration.

(d)     Any portion of the aggregate Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to CFFI upon demand.

(e)     In the event that any CVBK Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such CVBK Certificate to be lost, stolen or destroyed and, if reasonably required by CFFI or the Exchange Agent, the posting by such Person of a bond in such amount as CFFI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such CVBK Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed CVBK Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(f)     Each of CFFI or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent or CFFI, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent or CFFI, as the case may be, made such deduction and withholding.

 (g)   In the case of outstanding shares of CVBK Common Stock that are not represented by physical certificates, the Parties shall make such adjustments to Article 4 as are necessary or appropriate to implement the same purpose and effect that Article 4 have with respect to shares of CVBK Common Stock that are represented by physical certificates.

4.2           Rights of Former CVBK Shareholders.  All Merger Consideration paid upon the surrender of shares of CVBK Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of CVBK Common Stock.  At the Effective Time, the stock transfer books of CVBK shall be closed as to holders of record of CVBK Common Stock immediately prior to the Effective Time and no transfer of CVBK Common Stock by any such holder of record shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of Section 4.1, each CVBK Certificate representing CVBK Common Stock, and each share of CVBK Common Stock not represented by a CVBK Certificate, shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in Section 3.1 in exchange therefor.

4.3           CVBK Options and Stock Awards; CVBK Warrants.

(a)     Prior to the Effective Time, CVBK shall take all actions necessary to cause each vested CVBK Option outstanding at the Effective Time to be cancelled as of the Effective Time; provided, however, that the holder thereof shall be entitled to receive from the Surviving Corporation as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time) a cash payment in respect of each share of CVBK Common Stock then subject to such vested CVBK Option, in an amount equal to the excess, if any, of the per share Merger Consideration over the exercise price per share with respect to such CVBK Option (subject to applicable Tax withholding requirements and without interest). No consideration shall be paid hereunder in respect of shares of CVBK Common Stock subject to CVBK Options which have an exercise price equal to or greater than the per share Merger Consideration or in respect of shares of CVBK Common Stock subject to CVBK Options that are not vested immediately prior to the Effective Time.

(b)     Prior to the Effective Time, except to the extent not permitted by applicable Law, rule or regulation, including the golden parachute prohibitions implemented under the U.S. Treasury’s Troubled Asset Relief Program’s Capital Purchase Program, CVBK shall take all actions necessary to cause each restricted stock award, if any, of CVBK Common Stock granted by CVBK under any CVBK Stock Plan and outstanding immediately prior to the Effective Time (each, a “CVBK Stock Award”) to become fully vested immediately prior to the Effective Time with respect to the maximum number of shares of CVBK Common Stock subject thereto, which shares shall be converted into the right to receive the Merger Consideration in the same manner as other shares of CVBK Common Stock. Any restricted stock award of CVBK Common Stock granted by CVBK under a CVBK Stock Plan that is not permitted to be vested by applicable Law, rule or regulation (the “Unvested Restricted Shares”) shall be cancelled and shall cease to exist as of the Effective Time and no Merger Consideration shall be delivered in exchange therefor.

(c)     Prior to the Effective Time, CVBK shall take all actions necessary to cause the CVBK Stock Plan and the CVBK ESPP to terminate effective immediately prior to the Effective Time.

(d)     The right of the U.S. Treasury to receive shares of CVBK Common Stock upon exercise of the Treasury Warrant shall, by virtue of the Merger and without any action on the part of any person, represent a right of the U.S. Treasury to receive shares of Surviving Corporation Common Stock upon exercise of the Treasury Warrant, with the exercise price of and the number of shares subject to the Treasury Warrant adjusted as necessary pursuant to Section 13 thereof.

4.4            Appraisal Rights.

(a)     Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable Law, each share of CVBK Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder who (i) shall not have voted or caused or permitted any of his shares to be voted in favor of the Merger, and (ii) pursuant to Section 13.1-729 et seq. of the VSCA, duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of CVBK Common Stock (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from the Surviving Corporation of the appraised value of the Dissenting Shares in accordance with the provisions of the VSCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of CVBK Common Stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Agreement.

(b)     CVBK will provide CFFI (i) prompt notice of any written demands received by CVBK for appraisal of shares of CVBK Common Stock, attempted withdrawals of such demands and any other instruments served on and received by CVBK pursuant to the VSCA, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under the VSCA. CVBK shall not, except with the prior written consent of CFFI, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands, or approve any withdrawal of any such demands.

4.5     Transfer Taxes. CVBK shall be responsible for and pay in a timely manner all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees, if any, arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and, pursuant to applicable law, is the responsibility of CFFI, CVBK or CFFI Merger Sub.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF CVBK

Except as disclosed in writing in the correspondingly enumerated section or subsection of CVBK Disclosure Memorandum, CVBK hereby represents and warrants to CFFI and CFFI Merger Sub as follows:

5.1            Organization, Standing and Power.  CVBK is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia and is duly registered as a bank holding company under the BHC Act, and Central Virginia Bank is a wholly-owned Subsidiary of CVBK and is a bank duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia.  Each of the CVBK Entities has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  Each of the CVBK Entities is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.  The deposit accounts of Central Virginia Bank are insured by the FDIC through the deposit insurance fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by CVBK  or Central Virginia Bank when due. Central Virginia Bank is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein.  True and complete copies of CVBK’s articles of incorporation, and bylaws, and the articles or certificate of incorporation and bylaws (or comparable organizational documents) of each of the other CVBK Entities, in each case as in effect as of the date of this Agreement, have previously been furnished or made available to CFFI and CFFI Merger Sub.  None of the CVBK Entities is in violation of any of the provisions of the CVBK articles of incorporation or bylaws or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such CVBK Entity, as applicable.  The minute book and other organizational documents for each of the CVBK Entities have been made available to CFFI and CFFI Merger Sub for review and accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

5.2            Authority of CVBK; No Breach By Agreement.

(a)     CVBK has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly approved by the Board of Directors of CVBK, the Board of Directors of CVBK has resolved to recommend to CVBK’s shareholders approval and adoption of this Agreement and the Plan of Merger and the transactions contemplated herein and therein, and all necessary corporate action in respect thereof on the part of CVBK has been taken, subject to the approval by the affirmative vote of the holders of more than two-thirds of the issued and outstanding shares of CVBK Common Stock (the “Requisite Shareholder Approval”). This Agreement has been duly and validly executed and delivered by CVBK.  Assuming due authorization, execution and delivery by CFFI and CFFI Merger Sub, this Agreement constitutes a valid and binding obligation of CVBK, enforceable against CVBK in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)     Neither the execution and delivery of this Agreement by CVBK, nor the consummation by CVBK of the transactions contemplated hereby, nor compliance by CVBK with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of its articles of incorporation or bylaws or the articles of association or bylaws (or similar organizational documents) of any other  CVBK Entity or any resolution adopted by the Board of Directors or the shareholders of CVBK that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CVBK Entity under, any Contract or Permit of the CVBK Entities (including without limitation the Trust Preferred Securities or the related indentures), or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to the CVBK Entities or any of their Assets (including any CFFI Entity or CVBK Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any CFFI Entity or CVBK Entity being reassessed or revalued by any taxing authority).

 (c)     Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or Regulatory Authority is necessary for the consummation by CVBK of the Merger and the other transactions contemplated in this Agreement.

5.3          Capital Stock.

(a)     The authorized capital stock of CVBK consists of (i) 30,000,000 shares of CVBK Common Stock, of which 2,665,999 shares are issued and outstanding as of the date of this Agreement, (ii) 1,000,000 shares of CVBK preferred stock, of which 11,385 shares are designated as CVBK Series A Preferred Stock and are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of capital stock of CVBK are duly and validly issued and outstanding and are fully paid and nonassessable under the VSCA.  None of the outstanding shares of capital stock of CVBK has been issued in violation of any preemptive rights of the current or past shareholders of CVBK. As of the date of this Agreement, CVBK has (i) 3,916 shares of CVBK Common Stock that are issuable and reserved for issuance upon the exercise of CVBK Options, all of which are vested, and (ii) 263,542 shares of CVBK Common Stock that are issuable and reserved for issuance upon the exercise of Treasury Warrants.

(b)     The authorized capital stock of Central Virginia Bank consists of 250,000 shares of common stock, of which 231,100 shares are issued and outstanding.  All of the issued and outstanding shares of capital stock of Central Virginia Bank are owned by CVBK, are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Central Virginia Bank has been issued in violation of any preemptive rights.

(c)     Except as set forth in Section 5.3(a) and (b) of this Agreement, there are no shares of capital stock, preferred stock or other equity securities of CVBK or Central Virginia Bank outstanding and no outstanding Equity Rights relating to the capital stock of CVBK or Central Virginia Bank.

(d)     Section 5.3(d) of the CVBK Disclosure Memorandum sets forth a table listing, as of the date of this Agreement, the outstanding series of trust preferred and subordinated debt securities of the CVBK Entities (the “Trust Preferred Securities”), and all such information is accurate and complete.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of CVBK may vote (“Voting Debt”) are issued and outstanding.

(e)     Except as set forth in Section 5.3(a) and (b) of this Agreement and in Section 5.3(e) of the CVBK Disclosure Memorandum, CVBK does not have and is not bound by any outstanding subscriptions, options, calls, commitments or Contracts of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of capital stock of CVBK, Equity Rights relating to the capital stock of CVBK, or any other equity securities of CVBK or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of CVBK (including any rights plan or agreement).

5.4           CVBK Subsidiaries.  Section 5.4 of the CVBK Disclosure Memorandum sets forth a complete and correct list of all the Subsidiaries of CVBK.  Except as described in Section 5.4 of the CVBK Disclosure Memorandum: (i) CVBK has no other Subsidiaries and no CVBK Entity owns, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity in any partnership, limited liability company or corporation other than ownership of stock of the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank; (ii) CVBK owns all of the issued and outstanding capital stock of each of its Subsidiaries, free and clear of any Lien; (iii) no capital stock (or other equity interest) or Voting Debt of any of the CVBK Entities is or may become required to be issued by reason of any Equity Rights, and there are no Contracts by which any CVBK Entity is bound to issue additional shares of its capital stock (or other equity interests), Equity Rights or Voting Debt or by which any CVBK Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) or Voting Debt of any CVBK Entity.  There are no Contracts relating to the rights of any CVBK Entity to vote or to dispose of any shares of the capital stock (or other equity interests) or Voting Debt of any CVBK Entity.

5.5           Financial Statements; SEC Reports.

(a)     Each of the CVBK Financial Statements (including, in each case, any related notes) made available to CFFI, including any CVBK Financial Statements provided after the date of this Agreement until the Effective Time, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of CVBK and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. CVBK and its Subsidiaries maintain (i) disclosure controls and procedures that are reasonably designed to ensure that information required to be disclosed by CVBK or a Subsidiary is recorded and reported on a timely basis to the individuals responsible for CVBK Financial Statements, and (ii) a system of internal control over financial reporting that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(b)     CVBK timely filed, and has made available to CVBK, all SEC Documents required to be filed by CVBK with the SEC since December 31, 2009 (the “CVBK SEC Reports”). The CVBK SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of material fact or omit to state a material fact required to be stated in such CVBK SEC Reports or necessary in order to make the statements in such CVBK SEC Reports not misleading. As of the date of this Agreement, CVBK and no CVBK Entity is required to file any SEC Documents.

5.6            Absence of Undisclosed Liabilities.  CVBK has no Liabilities of a nature required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheet of CVBK as of March 31, 2013, included in the CVBK Financial Statements or reflected in the notes thereto.  CVBK has not incurred or paid any Liability since March 31, 2013, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a CVBK Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7           Loan Portfolio.

(a)     Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to CVBK or any of its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in CVBK’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b)     The information with respect to each Loan produced by CVBK from its management information systems regarding the Loans and delivered to CFFI prior to the date hereof (such information collectively, the “CVBK Loan Report”), and, to the Knowledge of CVBK, any third-party information set forth in the CVBK Loan Report is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of March 31, 2013.

(c)     (i) Section 5.7(c) of the CVBK Disclosure Memorandum sets forth a list of all Loans as of the date hereof by CVBK and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Board of the Governors of the Federal Reserve System (12 C.F.R. Part 215)) of CVBK or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws, including Regulation O of the Board of the Governors of the Federal Reserve System.

(d)     Each Loan payable to CVBK or any of its Subsidiaries (i) was originated or purchased by CVBK or its Subsidiaries and its principal balance as shown on CVBK’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor, and (iii) complies, and at the time the Loan was originated or purchased by CVBK or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

(e)     Each outstanding Loan (including Loans held for resale to investors) payable to CVBK or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by CVBK or any of its Subsidiaries), and during the period of time in which such Loan was originated, held or serviced by CVBK or any of its Subsidiaries, the relevant Loan Documentation was being maintained, in all material respects in accordance with CVBK’s or any of its Subsidiaries’ underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

 (f)     With respect to each Loan payable to CVBK or any of its Subsidiaries that is secured, CVBK or one of its Subsidiaries has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(g)     None of the agreements pursuant to which CVBK or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the Obligor on any such Loan.

(h)     Section 5.7(h) of the CVBK Disclosure Memorandum identifies each Loan payable to CVBK or any of its Subsidiaries that (i) as of March 31, 2013 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due 90 days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import.  For each Loan identified in response to clause (i) or (ii) above, Section 5.7(h) of the CVBK Disclosure Memorandum sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of March 31, 2013.

(i)     Section 5.7(i) of the CVBK Disclosure Memorandum sets forth all residential or commercial loans originated on or after January 1, 2009 by any CVBK Entity (i) that were sold in the secondary mortgage market and have been re-purchased by any CVBK Entity; (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked a CVBK Entity to purchase back (but have not been purchased back); or (iii) that the institutions to whom such loans were sold (or their successors or assigns) have submitted a claim for indemnification, or have notified a CVBK Entity of an intent to request indemnification, related to losses associated with such loans.

5.8           Securities Portfolio.

(a)     Section 5.8(a) of the CVBK Disclosure Memorandum sets forth the book and market value as of March 31, 2013 of the investment securities, mortgage backed securities, bank-owned life insurance policies and other securities held by CVBK or Central Virginia Bank. All such securities owned are held free and clear of all mortgages, liens, pledges, encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of CVBK or Central Virginia Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which CVBK or Central Virginia Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which CVBK or Central Virginia Bank has “sold” or “purchased” securities under agreement to repurchase, CVBK or Central Virginia Bank, as applicable, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by CVBK or Central Virginia Bank, as the case may be, which is secured by such collateral.

                                (b)      Since December 31, 2012, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of CVBK’s or Central Virginia Bank’s securities portfolio as a whole.

(c)     CVBK has (i) properly reported as such any investment securities which are required under GAAP to be classified as “available for sale,” “held to maturity” or “for trading,” at the lower of cost or market, and (ii) accounted for any decline in the market value of its marketable equity securities portfolio in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 820, Fair Value Measurements, including without limitation the recognition through CVBK's consolidated statement of operations of any unrealized loss with respect to any individual marketable equity security as a realized loss in the accounting period in which a decline in the market value of such security is determined to be “other than temporary.”

5.9           Absence of Certain Changes or Events.  Since December 31, 2012, except as disclosed in the CVBK Financial Statements delivered prior to the date of this Agreement or as contemplated in this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a CVBK Material Adverse Effect, (ii) CVBK has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of CVBK Common Stock, and (iii) the CVBK Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the CVBK Entities provided in Article 7.  Except as may result from the transactions contemplated by this Agreement, none of the CVBK Entities have, since March 31, 2013:

(a)     borrowed any money other than deposits or overnight fed funds, or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices:  (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its Assets, sold, assigned or transferred any of its Assets in excess of $50,000 in the aggregate or (iv) incurred any other Liability or loss representing, individually or in the aggregate, over $50,000;

(b)     suffered over $50,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c)     experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d)     except in the ordinary course of business and consistent with past practices, had any customer with a loan or deposit balance of more than $100,000 terminate, or received notice of such customer’s intent to terminate, its relationship with a CVBK Entity;

(e)     failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(f)     forgiven any debt owed to it in excess of $50,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(g)     made any capital expenditure or capital addition or betterment in excess of $50,000;

(h)     entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers, employees or contractors, except such agreements (i) as are terminable at will without any penalty or other payment by it or (ii) increase (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, severance, pension, retirement or other similar payments) of any such person whose annual compensation would not, following such increase, exceed $50,000;

(i)     adopted, modified or amended any employee benefit plan other than as required by Law;

(j)     changed any accounting practice followed or employed in preparing the CVBK Financial Statements;

(k)     entered into any agreement, contract or commitment to do any of the foregoing; or

(l)     authorized or issued any additional shares of CVBK Common Stock, preferred stock, Voting Debt or Equity Rights.

5.10        Tax Matters.

(a)      All Tax Returns required to be filed by or on behalf of the CVBK Entities have been timely filed and all such Tax Returns are complete and accurate in all material respects and were prepared in substantial compliance with all applicable Laws.  All Taxes due and payable have been timely paid, whether or not shown on such Tax Returns.  There is no audit examination, deficiency, or refund Litigation with respect to any Taxes.  None of the CVBK Entities’ federal income Tax Returns have been audited by the IRS or any state or local jurisdiction, and no notices have been received indicating an intent to open an audit or other review.  All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.  There are no Liens with respect to Taxes upon any of the Assets of the CVBK Entities.  The CVBK Entities have withheld and paid over all Taxes required to have been withheld to all applicable taxing authorities.  No claim has ever been made by a Regulatory Authority or taxing authority in a jurisdiction where any of the CVBK Entities do not file Tax Returns that any of the CVBK Entities may be subject to taxes in that jurisdiction.

(b)     The CVBK Entities have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)     The provision for any Taxes due or to become due for CVBK for the period or periods through and including the date of the respective CVBK Financial Statements that has been made and is reflected on such CVBK Financial Statements is sufficient to cover all such Taxes.

(d)     Deferred Taxes of CVBK have been provided for in accordance with GAAP.

(e)     The CVBK Entities are in compliance with, and their respective records contain all information and documents (including properly completed IRS Forms W-9 and applicable Forms W-8) necessary to comply with, all applicable information reporting and Tax withholding (from any employee or other Person) requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Code Section 3406.

(f)     None of the CVBK Entities have experienced a change in ownership with respect to their respective stock, within the meaning of Code Section 382, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

(g)     The CVBK Entities have not made any payments, the CVBK Entities are not obligated to make any payments, nor are any of the CVBK Entities a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

(h)     None of the CVBK Entities have been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(i)     The CVBK Entities have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(j)     The CVBK Entities have no potential liability for any Tax under Code Section 1374.  The CVBK Entities have not in the past 10 years: (A) acquired assets from another corporation in a transaction in which the CVBK Entities’ tax basis for the acquired assets was determined, in whole or in part, by any reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary under the Code.

(k)     None of the CVBK Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)      change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)     “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date;

(iii)     intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);

(iv)     installment sale or open transaction disposition made on or prior to the Closing Date;

(v)     prepaid amount received on or prior to the Closing Date; or

(vi)    election under Code Section 108(i).

(l)     None of the CVBK Entities has received any private letter rulings from the IRS (or any comparable ruling from any other taxing authority).

(m)     None of the CVBK Entities (i) is or has ever been a member of an affiliated group (other than a group the common parent of which was CVBK) filing a consolidated, combined or unitary Tax Return or (ii) has any liability for Taxes of any person (other than CVBK or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(n)     None of the CVBK Entities is a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other person.

(o)     None of the CVBK Entities has been either a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355(a)(1)(A) in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as qualifying for tax-free treatment under Code Section 355.

(p)     None of the CVBK Entities has engaged in any transaction that could give rise to a registration obligation with respect to any Person under Code Section 6111 or the regulations thereunder, a list maintenance obligation with respect to any Person under Code Section 6112 or the regulations thereunder, or a “reportable transaction” under Code Section 6011 and the regulations thereunder.

5.11         Allowance for Possible Loan Losses.  The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of CVBK included in the CVBK Financial Statements and the Allowance shown on the consolidated balance sheets of CVBK as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the CVBK Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the CVBK Entities as of the dates thereof.

5.12         Assets.

(a)     Except as disclosed in Section 5.12(a) of the CVBK Disclosure Memorandum, the CVBK Entities have good and marketable title, free and clear of all Liens, to their respective Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the CVBK Financial Statements or that secure deposits of public funds as required by Law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of Law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; (v) capital leases and leases, if any, to third parties for fair and adequate consideration; (vi) applicable zoning and building ordinances and land use regulations, but only if same are not being violated; and (vii) restrictions, reservations, limitations, easements and conditions of record with respect to any Owned Real Property, as do not materially detract from the value or materially interfere with the present use of any of such Owned Real Property or the potential sale of any of such Owned Real Property (with (i) to (vii) referred to herein collectively as “Permitted Encumbrances”).  All tangible properties used in the business of the CVBK Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such CVBK Entity’s past practices.  All Assets which are material to the CVBK Entities’ business on a consolidated basis, held under leases or subleases by any of the CVBK Entities, are held under valid Contracts enforceable against the CVBK Entities in accordance with their respective terms (except as enforceability may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b)     The CVBK Entities have paid all amounts due and payable under any insurance policies and guarantees applicable to the CVBK Entities and their Assets and operations; all such insurance policies and guarantees are in full force and effect, and all the CVBK Entities’ material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience.  None of the CVBK Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as disclosed in Section 5.12(b) of the CVBK Disclosure Memorandum, there are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any CVBK Entity under such policies.

(c)     Section 5.12(c) of the CVBK Disclosure Memorandum lists (i) all real property owned by any of the CVBK Entities (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which any of the CVBK Entities lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”) and lists all parcels of real property leased to any CVBK Entity pursuant to the Real Property Leases (the “Leased Premises”) and (iii) all leases, subleases, licenses or other use agreements between any CVBK Entity, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee  (“Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to CFFI on or prior to the date hereof.  None of the CVBK Entities use in their businesses any real property other than the Owned Real Property and the Leased Premises.  Except as set forth in Section 5.12(c) of the CVBK Disclosure Memorandum, no Person other than the CVBK Entities has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises.

(d)     CVBK has good and marketable leasehold interests in the Leased Premises, free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. With respect to each lease of any real property or personal property to which any CVBK Entity is a party (whether as lessee or lessor, including without limitation, the Real Property Leases and Tenant Leases) (i) such lease is in full force and effect in accordance with its terms by the CVBK Entity; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by the CVBK Entity; (iii) there exists no Default under such lease by the CVBK Entity or, to the Knowledge of CVBK, with respect to the other parties thereto; and (iv) the Merger will not constitute a default or a cause for termination or modification of such lease.

(e)     Except as contemplated by this Agreement, CVBK has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices.

(f)     The CVBK Entities’ Assets include all material Assets required to operate the business of the CVBK Entities as presently conducted.

5.13        Derivative Instruments.  Since December 31, 2009, neither CVBK nor any of its Subsidiaries has engaged in or been party to any Derivative Transactions.

5.14        Intellectual Property.  The CVBK Entities own or have a valid license to use all of the Intellectual Property used by the CVBK Entities in the course of their business.  The CVBK Entities are the owner of or have a license to any Intellectual Property sold or licensed to a third party by the CVBK Entities in connection with the CVBK Entities’ business operations, and the CVBK Entities have the right to convey by sale or license any Intellectual Property so conveyed.  The CVBK Entities have not received notice of Default under any of their Intellectual Property licenses.  No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of the CVBK Entities with respect to Intellectual Property used, sold or licensed by the CVBK Entities in the course of their business, nor has any person claimed or alleged any rights to such Intellectual Property.  The conduct of the CVBK Entities’ business does not infringe any Intellectual Property of any other person.  The CVBK Entities are not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.  None of the CVBK Entities is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Intellectual Property.

5.15         Environmental Matters.

(a)     The CVBK Entities, their Participation Facilities, and their Operating Properties are, and have been, in compliance with all Environmental Laws.

(b)     There is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which the CVBK Entities or any of their Operating Properties or Participation Facilities (or CVBK in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by the CVBK Entities or any of their Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c)     During the period of (i) the CVBK Entities’ ownership or operation of any of its Assets, (ii) the CVBK Entities’ participation in the management of any Participation Facility, or (iii) the CVBK Entities’ holding of a security interest in a Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties.  Prior to the period of (i) the CVBK Entities’ ownership or operation of any of its Assets, (ii) the CVBK Entities’ participation in the management of any Participation Facility, or (iii) the CVBK Entities’ holding of a security interest in a Operating Property, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property.

(d)     The CVBK Entities have delivered to CFFI true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by CVBK pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by the CVBK Entities or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

5.16        Compliance with Laws.

(a)     Each of the CVBK Entities and each of their employees hold all licenses, registrations, franchises, certificates, variances, Permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law and none of the CVBK Entities has Knowledge of, or has received notice of, any violations of any of the above.

(b)     Each of the CVBK Entities has properly administered all accounts for which the CVBK Entity acts as a fiduciary, including accounts for which the CVBK Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of the CVBK Entities, or any director, officer or employee of any of the CVBK Entities, has committed any breach of trust with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)     CVBK and Central Virginia Bank are each “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of Central Virginia Bank under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.”  Neither CVBK nor Central Virginia Bank has been informed that its status as “well-capitalized” or, in the case of Central Virginia Bank, “satisfactory” for CRA purposes will change within one year nor do they have Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

(d)     None of the CVBK Entities have received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CVBK Entity is not in compliance with any of the Laws or Orders which such Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring any CVBK Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its respective business or in any manner relates to capital adequacy, credit or reserve policies or management.

5.17          Labor Relations.  The CVBK Entities are not a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor are the CVBK Entities party to any collective bargaining agreement, nor is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving any CVBK Entity.  To the Knowledge of CVBK, there is no activity involving any of CVBK Entities’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.18         Employee Benefit Plans.

(a)     The CVBK Entities have listed in Section 5.18(a) of the CVBK Disclosure Memorandum, and have delivered or made available to CFFI prior to the execution of this Agreement complete and accurate copies in each case of, all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plans, all employment, change in control, retention, executive compensation or severance arrangements, all other employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation all “employee benefit plans” as that term is defined in Section 3(3) of ERISA, adopted, maintained by, sponsored in whole or in part by, or contributed to by the CVBK Entities or any ERISA Affiliate thereof for the benefit of any of their current or former officers, employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or with respect to which any CVBK Entity or any ERISA Affiliate thereof has any liability (whether actual or contingent), in each case, whether or not in writing and whether or not subject to ERISA (collectively, the “CVBK Benefit Plans”).  Any of the CVBK Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “CVBK ERISA Plan.”

(b)     Except as set forth in Section 5.18 (b) of the CVBK Disclosure Memorandum, each CVBK ERISA Plan that is intended to meet the requirements of a “qualified plan” within the meaning of Code Section 401(a) is so qualified and its related trust tax-exempt under Code Section 501(a), and no event has occurred and no condition exists that would cause the loss of such qualified or exempt status or the imposition of any liability, penalty or tax under ERISA, the Code or other applicable Law.

(c)     Except as set forth in Section 5.18 (c) of the CVBK Disclosure Memorandum, each CVBK Benefit Plan has been established, maintained, funded and administered in accordance with its terms and in compliance with applicable Law, including without limitation ERISA and the Code.  All required contributions, premiums or payments which are due under each CVBK Benefit Plan have been paid by the applicable due date, and all such contributions, premiums and payments for which the due date has not yet occurred are properly accrued.  Each CVBK Entity has performed all obligations required to be performed by it under, is not in default under or violation of, and has no Knowledge of any default or violation by any other party to, any of the CVBK Benefit Plans.

(d)     No CVBK Entity has, or has ever had, any liability (actual or contingent) with respect to (i) a multiemployer plan as defined in Code Section 414(f) or Sections 3(37) or 4001(a)(31) of ERISA, (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, (iii) a multiple employer plan within the meaning of Code Section 413(c) or Sections 4063, 4064 or 4066 of ERISA or (iv) an employee benefit plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

(e)     There are no (i) investigations or other proceedings by any Regulatory Authority with respect to any CVBK Benefit Plan or any of the assets thereof pending or, to the Knowledge of CVBK, threatened or (ii) pending or, to the Knowledge of CVBK, threatened claims (other than routine claims for benefits in the ordinary course) against any CVBK Benefit Plan or any of the assets thereof, and there exists no facts or circumstances that would give rise to or could be expected to give rise to any such investigations, proceedings or claims.

(f)     Each CVBK Benefit Plan that is subject to Code Section 409A is in written compliance, and has been operated in compliance, with Code Section 409A.  No violation of Code Section 409A has occurred with respect to any CVBK Benefit Plan that is subject to Code Section 409A.

(g)     Except as disclosed in Section 5.18(g) of the CVBK Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event, such as, but not limited to, termination of employment) will not (i) entitle any current or former employee, officer, retiree, director or independent contractor of any CVBK Entity or their dependents, spouses, or beneficiaries to any severance pay, unemployment compensation or similar payments, (ii) accelerate the time of payment or vesting, require the funding of, or increase the amount of any compensation due to, or in respect of, any such current or former employee, officer, retiree, director or independent contractor of any CVBK Entity or their dependents, spouses or beneficiaries or (iii) result in or satisfy any condition to the payment of compensation that would, alone or in combination with any other payment or event, result in an “excess parachute payment” within the meaning of Code Section 280G.  No CVBK Benefit Plan provides for any gross-up payments for any current or former employee, officer, retiree, director or independent contractor of any CVBK Entity or their dependents, spouses or beneficiaries to cover any liability for tax under Code Section 4999 or 409A or similar Laws, including state Laws.

(h)     Each CVBK Benefit Plan that is a “group health plan” as defined in Section 607(1) of ERISA or Code Section 5001(b)(1) has been operated at all times in compliance with (i) the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (ii) the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996, as amended, including, without limitation, the privacy and security rules, (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder, (iv) the provisions of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010, and (v) all other applicable Laws.

(i)     No CVBK Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employees, officers, retirees, directors or independent contractors of any CVBK Entity or their dependents, spouses or beneficiaries after retirement or other termination of service (other than coverage mandated by Code Section 4980(B)) or any similar state Law.

(j)     All service providers to any CVBK Entity have been properly characterized as employees or independent contractors, and the CVBK Entities have properly reported all payments of compensation on the applicable Forms W-2 or 1099.  None of the CVBK Entities have any obligations to provide benefits to any service provider characterized as independent contractors under the CVBK Benefit Plans.

(k)     No one authorized to make any representation or communication on behalf of any CVBK Entity has made any written or, to the Knowledge of CVBK, oral representation or communication with respect to the participation, eligibility for benefits, vesting, benefit accrual or provisions of any CVBK Benefit Plan to any current or former employee, retiree, director or independent contractor of any CVBK Entity or their dependents, spouses or beneficiaries that is inconsistent with the terms of the applicable CVBK Benefit Plan or would otherwise increase the benefits payable under the applicable CVBK Benefit Plan beyond that intended by its terms.

(l)     Each CVBK ERISA Plan that is not qualified under Code Section 401(a) is exempt from Parts 2, 3 and 4 of Title 1 of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  No assets of any CVBK Entity are allocated to or held in a “rabbi trust” or similar funding vehicle.

(m)     No CVBK Entity or any employee or director of any CVBK Entity nor any trustee, administrator, or other fiduciary or any other “party in interest” or “disqualified person” with respect to any CVBK Benefit Plan has engaged in a “prohibited transaction” as such term is defined in Code Section 4975 or Section 406 of ERISA that would result in any tax, penalty or liability on any CVBK Benefit Plan or CVBK Entity under Code Section 4975 or Section 502(i) of ERISA.

5.19         Material Contracts.

(a)     Except as disclosed in Section 5.19(a) of the CVBK Disclosure Memorandum, none of the CVBK Entities, nor any of their respective Assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under (each Contract, the type described in this Section 5.19(a) whether written or oral and whether or not set forth in the CVBK Disclosure Memorandum, is referred to as a “CVBK Contract”):

(i)     any Contract entered into for the acquisition of the securities (other than the purchase of investment securities in the ordinary course of business) of or any material portion of the assets of any other Person;

(ii)     any trust indenture (including without limitation, those related to the Trust Preferred Securities), mortgage, promissory note, loan agreement or other Contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where a CVBK Entity is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and Contracts relating to borrowings entered into in the ordinary course of business;

(iii)     any Contract limiting (or purporting to limit) the freedom of any CVBK Entity to engage in any line of business or to compete with any other Person or prohibiting any CVBK Entity from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)     any Contract of guarantee, support or indemnification by a CVBK Entity, assumption or endorsement by a CVBK Entity of, or any similar commitment by a CVBK Entity with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(v)     any Contract which would be terminable other than by a CVBK Entity or any Contract under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(vi)     any alliance, cooperation, joint venture, shareholders’ partnership or similar Contract involving a sharing of profits or losses relating to a CVBK Entity;

(vii)     any employment, change of control, severance, termination, consulting, or retirement Contract;

(viii)     any Contract, option or commitment or right with, or held by, any third party to acquire, use or have access to any Assets, or any interest therein, of a CVBK Entity, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice;

(ix)     any Contract that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by a CVBK Entity or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of a CVBK Entity to own, operate, sell, transfer, pledge or otherwise dispose of any Assets or business;

(x)     any material Contract that would require any Consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

(xi)     any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $25,000;

(xii)     any Contract for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate annual payments by a CVBK Entity in excess of $25,000;

(xiii)     any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers and click wrap licenses, shrink wrap licenses or other similar licenses for commercial off-the-shelf software);

(xiv)     any Contract relating to the provision of data processing, network communication, or other technical services to or by a CVBK Entity;

(xv)     any Contract or commitment providing for indemnification by CVBK or any CVBK Entity of any person, except for immaterial contracts entered into in the ordinary course of business; and

(xvi)     any Contract not listed above that is material to the financial condition, results of operations or business of a CVBK Entity.

(b)     With respect to each CVBK Contract and except as disclosed in Section 5.19(b) of the CVBK Disclosure Memorandum: (i) the Contract is in full force and effect against the CVBK Entity; (ii) the CVBK Entity is not in Default thereunder; (iii) the CVBK Entity has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder.  Except as disclosed in Section 5.19(b) of the CVBK Disclosure Memorandum, all of the indebtedness of the CVBK Entities for money borrowed is prepayable at any time by the CVBK Entities without penalty or premium.  True, correct and complete copies of all CVBK Contracts have been furnished or made available to CFFI.

5.20         Legal Proceedings.  Except as disclosed in Section 5.20 of the CVBK Disclosure Memorandum, there is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion) against the CVBK Entities, or against any employee benefit plan of the CVBK Entities, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities outstanding against any CVBK Entity.

5.21         Reports.  Since January 1, 2009, the CVBK Entities have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities.  As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.  As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of the business of the CVBK Entities, there is no pending proceeding before, or, to the Knowledge of CVBK, examination or investigation by, any Regulatory Authority into the business or operations of any of the CVBK Entities.  There are no unresolved violations, criticisms or exceptions by any Regulatory Authority with respect to any Report relating to any examinations of any of the CVBK Entities.

5.22         Regulatory Matters.  CVBK has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. CVBK and its Subsidiaries are in full compliance with the terms of all regulatory agreements, including the formal agreement among the Federal Reserve Bank of Richmond, the VSCC, CVBK and its Subsidiaries, and there have been no material adverse changes or developments with respect to such agreements.

5.23         Technology Systems.

(a)      Except to the extent indicated in Section 5.23(a) of the CVBK Disclosure Memorandum, no Consent of any third party will be necessary as a result of the transactions contemplated by this Agreement to enable the Surviving Corporation to use, following the Merger, the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the CVBK Entities (collectively, the “Technology Systems”) to the same extent and in the same manner that it has been used by the CVBK Entities.

(b)     The Technology Systems (for a period of 24 months prior to the Closing Date) have not suffered unplanned disruption causing a CVBK Material Adverse Effect.  Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens.  Access to business critical parts of the Technology Systems is not shared with any third party.

(c)     Details of CVBK’s disaster recovery and business continuity arrangements have been provided to CFFI in Section 5.23(c) of the CVBK Disclosure Memorandum.

(d)     The CVBK Entities have not received notice of or are aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of the CVBK Entities’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

5.24         CVBK Disclosure Memorandum.  All information set forth in the CVBK Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of CVBK under this Article 5.

5.25         Support Agreements.  Each of the directors and executive officers of CVBK has executed and delivered to CFFI on or prior to the date hereof, an agreement in substantially the form set forth in Exhibit B (collectively, the “Support Agreements”).

5.26         Board Recommendation.  The Board of Directors of CVBK, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Support Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of CVBK Common Stock approve this Agreement.

5.27         No Investment Adviser. None of the CVBK Entities serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

5.28         State Takeover Statutes and Takeover Provisions. CVBK has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law applicable to CVBK, including Article 14.1 of the VSCA (collectively, “Takeover Laws”).

5.29         CVBK Information.  None of the information supplied or to be supplied by CVBK for inclusion or incorporation by reference in any application, notification or other document filed with any Regulatory Authority in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto will, at the time the CVBK shareholders vote on the matters constituting the Requisite Shareholder Approval or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by CVBK in this Section 5.29 with respect to statements made or incorporated by reference therein based on information supplied by CFFI or CFFI Merger Sub in writing expressly for inclusion or incorporation by reference in the CVBK Proxy Statement or such other applications, notifications or other documents.  If at any time prior to the Effective Time any event should be discovered by CVBK or any of its Subsidiaries which should be set forth in a supplement to the CVBK Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, CVBK shall promptly so inform CFFI and CFFI Merger Sub.

5.30         Broker’s and Finder’s Fees. No broker, finder or investment banker other than Davenport & Company LLC, the fees and expenses of which have been or will be paid by CVBK, is entitled to any investment banking, brokerage, finder’s or similar fee in connection with this Agreement, the Merger or other transactions contemplated in this Agreement based upon arrangements made by or on behalf of CVBK or any CVBK Entity.

5.31        Opinion of Financial Advisor. Davenport & Company LLC has rendered its opinion to the Board of Directors of CVBK to the effect that, as of the date of the meeting of the Board of Directors of CVBK at which the Board of Directors of CVBK approved this Agreement, the Merger and the transactions contemplated hereby and related hereto, and subject to certain assumptions, qualifications, limitations and other matters considered in preparing and rendering such opinion, the terms of the Merger are fair from a financial point of view to CVBK’s shareholders.

5.32        Compliance with Executive Compensation Limitations. Since January 30, 2009, CVBK has not been in violation of any requirements related to, or limitations regarding, compensation of executive officers imposed on CVBK and CVBK Subsidiaries, including any such requirements or limitations related to the U.S. Treasury’s purchase of CVBK Series A Preferred Stock through the Troubled Asset Relief Program’s Capital Purchase Program. Since January 30, 2009, none of the CVBK Entities has Knowledge of, or has received notice of, (a) any violations of such requirements or limitations or (b) any investigation or inquiry regarding any potential violations of such requirements or limitations.

5.33        Brokered Deposits. As of the date of this Agreement, none of the deposits of Central Virginia Bank is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CFFI AND CFFI MERGER SUB

CFFI and CFFI Merger Sub hereby represent and warrant to CVBK as follows:

6.1          Organization, Standing and Power.

(a)     CFFI is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia, and is duly registered as a bank holding company under the BHC Act.  CFFI has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  CFFI is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where the failure to qualify or license could not reasonably be expected to have a CFFI Material Adverse Effect.

(b)     C&F Bank is a state chartered banking corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia.  C&F Bank has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  C&F Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where the failure to qualify or license could not reasonably be expected to have a CFFI Material Adverse Effect.

(c)     CFFI Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia. CFFI Merger Sub has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.

6.2          Authority; No Breach By Agreement.

(a)     Each of CFFI and CFFI Merger Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CFFI and CFFI Merger Sub. This Agreement has been duly and validly executed and delivered by CFFI and CFFI Merger Sub.  Assuming due authorization, execution and delivery by CVBK, this Agreement constitutes a valid and binding obligation of CFFI and CFFI Merger Sub, enforceable against CFFI and CFFI Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)     Neither the execution and delivery of this Agreement by CFFI or CFFI Merger Sub, nor the consummation by CFFI or CFFI Merger Sub of the transactions contemplated hereby, nor compliance by CFFI or CFFI Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CFFI’s articles of incorporation or bylaws or the certificate or articles of incorporation or bylaws of any CFFI Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any CFFI Entity that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CFFI Entity under, any Contract or Permit of any CFFI Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any CFFI Entity or any of their respective material Assets (including any CFFI Entity or CVBK becoming subject to or liable for the payment of any Tax or any of the Assets owned by any CFFI Entity or CVBK being reassessed or revalued by any taxing authority).

(c)     Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASDAQ Stock Market, and other than Consents required from Regulatory Authorities, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by CFFI and CFFI Merger Sub of the Merger and the other transactions contemplated in this Agreement.

6.3          Legal Proceedings.

(a)     There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CFFI Entity, or against any director, employee or employee benefit plan of any CFFI Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities outstanding against any CFFI Entity, that in any case could reasonably be expected to have a CFFI Material Adverse Effect.

(b)     There are no uncured violations, or violations with respect to which refunds or restitution may be required, cited in any compliance report to any CFFI Entity as a result of examination by any bank or bank holding company Regulatory Authority that could reasonably be expected to have a CFFI Material Adverse Effect.

(c)     No CFFI Entity is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company Regulatory Authority, nor has any CFFI Entity been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

6.4          Information Supplied.  None of the information supplied in writing by CFFI or CFFI Merger Sub specifically for inclusion or incorporation in the CVBK Proxy Statement will, at the date such document is first mailed to shareholders of CVBK, contain any untrue statement of a material fact or omit to state any material fact required to be stated to make such information supplied in writing by CFFI or CFFI Merger Sub not misleading.

6.5          Share Ownership. Neither CFFI nor any CFFI Entity owns or beneficially owns any shares of CVBK Common Stock other than as set forth in the CFFI Disclosure Memorandum.

6.6          No Other Representations or Warranties. Except for the representations and warranties made by CFFI and CFFI Merger Sub in this Article 6, CFFI and CFFI Merger Sub make no representations or warranties, and CFFI and CFFI Merger Sub hereby disclaim any other representations or warranties.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1          Affirmative Covenants of CVBK.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CFFI shall have been obtained, and except as otherwise expressly contemplated herein, CVBK shall and shall cause each of its Subsidiaries to:

(a)     operate its business only in the usual, regular, and ordinary course;

(b)     preserve intact its business organization and material Assets and maintain its rights and franchises; and

(c)     give written notice promptly to CFFI upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a CVBK Material Adverse Effect, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.2          Negative Covenants of CVBK.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CFFI shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, CVBK covenants and agrees that the CVBK Entities will not do or agree or commit to do any of the following:

(a)     amend their articles of incorporation, bylaws or other governing instruments;

(b)     incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of business of CVBK consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of the CVBK Entities of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the CVBK Disclosure Memorandum);

(c)     repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of CVBK’s capital stock, or declare or pay any dividend or make any other distribution in respect of CVBK’s capital stock other than (i) as set forth in Section 3.2 of this Agreement and (ii) dividends on the CVBK Series A Preferred Stock;

(d)     issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of CVBK Common Stock or any other capital stock of any CVBK Entity, or other Equity Right, or Voting Debt;

(e)     adjust, split, combine or reclassify any shares of CVBK Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of CVBK Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)     purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business;

(g)    enter into or amend any employment or change of control Contract with any Person (unless such amendment is required by Law or this Agreement);

(h)    adopt any new employee benefit plan or terminate or withdraw from, or make any change in or to, any existing employee benefit plans of the CVBK Entities other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan, except as contemplated by this Agreement or change, exchange, cancel or surrender any existing bank or corporate owned life insurance covering any employees of the CVBK Entities, other than any such change that is required by law, or purchase any new bank or corporate owned life insurance covering any employees of the CVBK Entities;

(i)     make or change any Tax or accounting methods or systems of internal accounting controls (except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP), make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to any CVBK Entity, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any CVBK Entity, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(j)     increase (except for increases of not more than 3% consistent with past practices) the compensation including wages, salary, fees, profit sharing, pension, retirement, severance of any employee or director;

(k)    grant any bonus, incentive or equity award or pay any bonus or incentive award;

(l)     commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of the CVBK Entities for over $25,000 in money damages or any restrictions upon the operations of the CVBK Entities;

(m)     except in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $25,000;

(n)     enter into, modify, amend or terminate any Contract of the sort that is or would be considered a CVBK Contract, Real Property Lease or Tenant Lease;

(o)     increase or decrease the interest rate on any deposit account or loan by more than 10.0% of the interest rate in effect on the date of this Agreement for the class of similar products then offered by Central Virginia Bank (such maximum permissible rate, the “Rate Maximum” and such minimum permissible rate, the “Rate Minimum”). For the avoidance of doubt, an interest rate of 5.0% in effect on the date of this Agreement would be subject to a Rate Maximum of 5.5% and a Rate Minimum of 4.5%. For any increase or decrease to an interest rate whereby the resulting interest rate is not greater than the applicable Rate Maximum or less than the applicable Rate Minimum, CVBK must deliver written notice to CFFI of such interest rate increase or decrease two business days prior to such increase or decrease.

(p)     change its existing deposit policy; incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice; or accept any brokered deposits;

(q)     make any unsecured extension of credit to a borrower in excess of $25,000 or make any secured extension of credit to a borrower in excess of $250,000;

(r)     permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of the CVBK Entities;

(s)     enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies or otherwise fail to follow such policies, except as required by applicable Law, regulation or policies imposed by any Regulatory Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

(t)     introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements;

(u)     take any action that would, or is reasonably likely to, cause the Merger to be a taxable event to CFFI;

(v)     take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article 9 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(w)     approve any additional individuals for participation in the CVBK SERP, amend any provision of the CVBK SERP except as contemplated by this Agreement, or change the assumptions or methods currently used for financial accounting of the benefits provided under the CVBK SERP without the prior written consent of CFFI; or

(x)     agree to, or make any commitment to, take, or adopt any resolutions of the Board of Directors of CVBK in support of, any of the actions prohibited by this Section 7.2.

7.3          Reports.  Each Party and its Subsidiaries shall timely file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

7.4          Control of the Other Party’s Business.  Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Sections 7.1 or 7.2) shall give CFFI or CFFI Merger Sub directly or indirectly, the right to control or direct the operations of CVBK or Central Virginia Bank, and nothing contained in this Agreement shall give CVBK, directly or indirectly, the right to control or direct the operations of CFFI or CFFI Merger Sub.  Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1           Applications.  Each of CFFI and CVBK shall, and shall cause their Subsidiaries to, as soon as practicable, but not later than 45 days following the date of this Agreement, prepare and file applications with the appropriate Regulatory Authorities seeking the approvals necessary to consummate the transactions contemplated by this Agreement. Each of CFFI and CVBK shall have the right to review and approve in advance all characterizations of the information relating to that Party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority. In addition, each of CFFI and CVBK shall furnish to the other Party for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority prior to its filing. Each of CFFI and CVBK shall provide copies of all such filings to each other after such filings are made and shall promptly inform each other of all substantive regulatory contacts concerning the transactions contemplated by this Agreement.

8.2          CVBK Shareholder Approval.

(a)     CVBK shall take all action necessary in accordance with the VSCA and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the “CVBK Shareholders’ Meeting”). Except in the case of a Change in Recommendation specifically permitted by Section 8.5(d), the Board of Directors of CVBK shall (i) recommend to its shareholders the approval and adoption of this Agreement and the Plan of Merger and the transactions contemplated herein and therein (the “Board Recommendation”), (ii) include the Board Recommendation in the CVBK Proxy Statement and (iii) use its reasonable best efforts to obtain the Requisite Shareholder Approval. Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of the CVBK at the CVBK Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve CVBK of such obligation; provided, however, that if the Board of Directors of the CVBK shall have effected a Change in Recommendation, then the Board of Directors of CVBK may submit this Agreement to the CVBK’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of CVBK may communicate the basis for its lack of a recommendation to CVBK’s shareholders in the CVBK Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law. In addition to the foregoing, CVBK shall not submit to the vote of its shareholders at the CVBK Shareholders’ Meeting, or otherwise prior to the termination of this Agreement in accordance with its terms, any Acquisition Proposal other than this Agreement and the transactions contemplated hereby.

(b)     Except as set forth in Section 8.5(d), neither the Board of Directors of the CVBK nor any committee thereof shall withdraw, qualify or modify, in a manner adverse to CFFI, the Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Board Recommendation (any of the foregoing being a “Change in Recommendation”); provided that, for the avoidance of doubt, CVBK may not effect a Change in Recommendation unless it has complied in all material respects with the provisions of Section 8.5(d).

(c)     CVBK and CFFI shall as promptly as practicable prepare the CVBK Proxy Statement. Except as provided in Section 8.2(a), the CVBK Proxy Statement, and any amendment or supplement thereto, shall include the Board Recommendation. CFFI shall have the right to review and approve in advance all characterizations of the information relating to CFFI and any of its Subsidiaries and their obligations and undertakings in connection with the Agreement and the Merger that appear in the CVBK Proxy Statement. If, at any time prior to the receipt of the Requisite Shareholder Approval, any event occurs with respect to CVBK, CFFI or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a Party for inclusion in the CVBK Proxy Statement, which is required to be described in an amendment of, or a supplement to, the CVBK Proxy Statement, such Party shall promptly notify the other Party of such event, and CVBK and CFFI shall cooperate to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the shareholders of CVBK.

8.3          Agreement as to Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement.  Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.4           Access to Information and Confidentiality.

(a)     Subject to the Confidentiality Agreement, CVBK agrees to provide CFFI and its Representatives, directors, officers and employees, from time to time prior to the Effective Time, such information as CFFI shall reasonably request with respect to CVBK and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of CVBK and its Subsidiaries as CFFI shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of CVBK or its Subsidiaries.

(b)     CFFI and CVBK shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

8.5          No Solicitations.

(a)     CVBK shall not, and shall cause each of its Subsidiaries and its and their Representatives, directors, officers and employees, not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that if CVBK is not otherwise in violation of this Section 8.5, nothing in this Agreement shall prevent the CVBK Board of Directors from, pursuant to a customary confidentiality agreement that contains provisions that are no less favorable to CVBK than those contained in the Confidentiality Agreement,  providing information to, and engaging in such negotiations or discussions with, a person who shall have made from and after the date of this Agreement a bona fide, unsolicited written Acquisition Proposal, with respect to such Acquisition Proposal, directly or through Representatives, if the CVBK Board of Directors, after consulting with and considering the advice of its outside counsel and financial advisor, determines in good faith that its failure to engage in any such negotiations or discussions would be reasonably likely to be a violation of its fiduciary duties under applicable Law.

(b)     CVBK shall notify CFFI promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to CVBK or any of its Subsidiaries or for access to the properties, books or records of CVBK or any of its Subsidiaries by any Person that has made, or to CVBK’s Knowledge may be considering making, an Acquisition Proposal.  Such notice to CFFI shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of CVBK or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal and indicating whether any such Acquisition Proposal or modification or amendment to a Acquisition Proposal is a Superior Proposal.  CVBK shall keep CFFI fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(c)     CVBK and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than CFFI and CFFI Merger Sub) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than CFFI and CFFI Merger Sub who have been furnished confidential information regarding CVBK in connection with the solicitation of or discussions regarding an Acquisition Proposal or Alternative Transaction within the 12 months prior to the date hereof promptly to return or destroy such information.  CVBK shall not, and shall cause its Subsidiaries not to, amend or release any third party from, and shall enforce, the confidentiality and standstill provisions of any agreement to which CVBK or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(d)     Notwithstanding anything herein to the contrary, at any time prior to the CVBK Shareholders’ Meeting, if the CVBK has received a Superior Proposal (after giving effect to the terms of any revised offer by CFFI pursuant to this Section 8.5(d)), the Board of Directors of CVBK may, in connection with such Superior Proposal, make a Change in Recommendation, if and only to the extent that the Board of Directors of CVBK has determined in good faith, after consultation with outside counsel and its financial advisor, that the failure to take such action would cause it to violate its fiduciary duties under applicable Law; provided, that the Board of Directors of CVBK may not effect a Change in Recommendation unless:

(i)     CVBK shall have received an unsolicited bona fide written Acquisition Proposal and the Board of Directors of CVBK shall have concluded in good faith that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to by CFFI;

(ii)     CVBK shall have provided prior written notice to CFFI at least five calendar days in advance (the “Notice Period”) of taking such action, which notice shall advise CFFI that the Board of Directors of CVBK has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or group making the Superior Proposal) and attach copies of all documents received by CVBK or Central Virginia Bank in connection with such Superior Proposal and promptly provide to CFFI copies of any revisions or updates thereto;

(iii)     during the Notice Period, CVBK shall, and shall cause its Representatives to, negotiate with CFFI in good faith (to the extent CFFI desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv)     the Board of Directors of CVBK shall have concluded in good faith that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by CFFI, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and such revisions are material, CVBK shall deliver a new written notice to CFFI and shall comply with the requirements of this Section 8.5(d) with respect to such new written notice, except that the new Notice Period shall be two calendar days. In the event that the Board of Directors of CVBK does not make the determination referred to in clause (iv) of this paragraph and thereafter seeks to effect a Change in Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in Recommendation.

8.6           Press Releases.  Prior to the Effective Time, CVBK and CFFI shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.7           Indemnification and Insurance.

(a)     CFFI and CFFI Merger Sub covenant and agree that:

(i)     all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under CVBK’s articles of incorporation and bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which CFFI is notified in writing within such period shall continue until the final disposition of such claim.  Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between CFFI and the Indemnified Party.

(ii)     Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against CFFI under such subparagraph, notify CFFI in writing of the commencement thereof.  In case any such action shall be brought against any Indemnified Party, CFFI shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from CFFI to such Indemnified Party of its election so to assume the defense thereof, CFFI shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if CFFI elects not to assume such defense or if counsel for the Indemnified Party advises CFFI in writing that there are material substantive issues that raise conflicts of interest between CFFI or CVBK and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and CFFI shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received.  Notwithstanding the foregoing, CFFI shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

(iii)     If CFFI or any of its successors or assigns (A) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of CFFI shall assume the obligations set forth in this Section 8.7(a).

(b)     CFFI covenants and agrees that CFFI shall purchase for a period of up to three years after the Effective Time, prior acts insurance coverage under its current directors and officers insurance policy (or comparable coverage) for each of the directors and officers of the CVBK Entities currently covered under such policies currently in effect for by the CVBK Entities, at a cost not to exceed, on an annual basis, 100% of the current annual cost for such policies currently in effect.

8.8          Employee Benefits and Contracts.

(a)     Following the Effective Time, the employees of the CVBK Entities who continue employment with CFFI or any of its Subsidiaries shall receive credit for purposes of eligibility to participate, vesting and, for vacation and severance plans only, and not for purposes of any other plan, program or arrangement, determination of the level of benefits, under each employee benefit plan, program or arrangement established or maintained for such employees by CFFI or any of its Subsidiaries, for service accrued or deemed to accrue prior to and as of the Effective Time, to the same extent that such service was recognized for such employees for similar purposes under comparable employee benefit plans, programs, or arrangements, to which any CVBK Entity was a party immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(b)     Prior to the Effective Time, CVBK shall, and shall cause Central Virginia Bank and the relevant individuals to, take all steps necessary to terminate, effective prior to the Effective Time, all employment agreements and change in control agreements of CVBK and Central Virginia Bank, as listed on Section 8.8(b) of the CVBK Disclosure Memorandum, with the effect of such terminations being that no severance or change in control payments (or any similar payments) shall be payable under such agreements to the relevant individuals.

(c)     Prior to the Effective Time, CVBK shall, and shall cause Central Virginia Bank and, if appropriate, the committee established under the Central Virginia Bankshares, Inc. Supplemental Executive Retirement Plan (the “CVBK SERP”) to, (i) take all steps necessary to freeze all benefit accruals and liabilities under the CVBK SERP as of the Effective Time (with no additional service-based vesting to be earned after the Effective Time), including an amendment to the CVBK SERP to effectuate such freeze in a form acceptable to CFFI in its sole judgment, such that the amount of the benefits payable to any participant under the CVBK SERP shall never exceed the amount of the liability previously accrued for such benefit for such participant by CVBK and Central Virginia Bank for financial accounting purposes in accordance with GAAP and disclosed to CFFI prior to the Effective Time, and (ii) obtain acknowledgements in writing from all individuals who are eligible to receive benefits under the CVBK SERP, as listed on Section 8.8(c) of the CVBK Disclosure Memorandum, under which such individuals acknowledge and agree to the amount of benefits payable under the CVBK SERP (subject to all requirements therein) upon implementation of the above referenced freeze of benefit accruals and liabilities, and acknowledgement of any limitations imposed by applicable Laws, rules and regulations, in a form acceptable to CFFI in its sole judgment.

(d)     CFFI and CVBK shall use reasonable efforts to take such action as may be necessary to merge the VBA Defined Contribution Plan for Central Virginia Bank with and into the VBA Defined Contribution Plan for Citizens and Farmers Bank at a time determined by CFFI on or after the Effective Time, including, in CFFI's sole discretion, the application for, and receipt of, a favorable determination letter from the IRS relating to such merger.

8.9          Takeover Laws.  Each of CVBK, CFFI and CFFI Merger Sub, and their respective Boards of Directors shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use reasonable best efforts to take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

8.10         Redemption of CVBK Series A Preferred Stock.  Each of CFFI and CVBK and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to redeem the CVBK Series A Preferred Stock as of or prior to the Effective Time.

8.11        Assumption of Trust Preferred Securities. CFFI and CFFI Merger Sub acknowledge that Central Virginia Bankshares Statutory Trust I holds subordinated debentures issued by CVBK and has issued Trust Preferred Securities which are intended to be “qualified trust preferred securities” as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities. CFFI and CFFI Merger Sub agree that at the effective time of the Merger CFFI Merger Sub shall expressly assume all of CVBK’s obligations under the indentures relating to such subordinated debentures (including, without limitation, being substituted for CVBK) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees or declarations of trust required by said indentures, the subordinated debentures or the trust preferred securities issued by Central Virginia Bankshares Statutory Trust I, or as may reasonably be requested by the trustees thereunder, and shall perform all of CVBK’s obligations with respect to the subordinated debentures and the trust preferred securities issued by Central Virginia Bankshares Statutory Trust I.

8.12        Notice of Certain Events. CVBK shall notify CFFI and CFFI Merger Sub, and CFFI and CFFI Merger Sub shall notify CVBK, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Regulatory Authority in connection with the transactions contemplated by this Agreement, (iii) any Litigation commenced, or to such Party's knowledge, threatened, against the CVBK or any of its Subsidiaries or CFFI or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 9.2(a) or Section 9.2(b) of this Agreement (in the case of CVBK and its Subsidiaries) or Section 9.3(a) or Section 9.3(b) of this Agreement (in the case of CFFI and CFFI Merger Sub), to be satisfied. In no event shall (x) the delivery of any notice by a Party pursuant to this Section 8.12 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by any Party be deemed to amend or supplement the CVBK Disclosure Memorandum or CFFI Disclosure Memorandum or constitute an exception to any representation or warranty. This Section 8.12 shall not constitute a covenant or agreement for purposes of Section 9.2(b) or Section 9.3(b).

8.13        CFFI Merger Sub Compliance. CFFI shall cause CFFI Merger sub to comply with all obligations under this Agreement.

8.14        Shareholder Litigation. CVBK shall give CFFI prompt notice of any shareholder litigation against CVBK, its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give CFFI the opportunity to participate in and control at its own expense the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without CFFI’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1          Conditions to Obligations of Each Party.  The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5:

(a)     Shareholder Approval.  The Requisite Shareholder Approval shall have been obtained.

(b)     Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.  No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c)     Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a CVBK Material Adverse Effect or an CFFI Material Adverse Effect, as applicable.  No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d)     Legal Proceedings.  No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e)     Fairness Opinion. CVBK shall have received the opinion of Davenport & Company LLC (and provided a copy of such opinion to CFFI) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of CVBK Common Stock, and such opinion has not been withdrawn, revoked or modified.

9.2          Conditions to Obligations of CFFI and CFFI Merger Sub.  The obligations of CFFI and CFFI Merger Sub to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CFFI pursuant to Section 11.5(a):

(a)     Representations and Warranties.  The representations and warranties of CVBK set forth in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or CVBK Material Adverse Effect) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date), except where the failure or failures to be so true and correct in all respects would not, individually or in the aggregate, have a CVBK Material Adverse Effect; provided, however, that the representations and warranties of CVBK set forth in Sections 5.1, 5.2, 5.27 and 5.29 shall be true and correct in all material respects (without giving effect to any limitation as to materiality or CVBK Material Adverse Effect) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date), and the representations of the warranties of CVBK set forth in Section 5.3 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

(b)     Performance of Agreements.  Each and all of the agreements and covenants of CVBK to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Certificates.  CVBK shall have delivered to CFFI (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to CVBK, Section 9.2(a) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Central Virginia Bank’s Board of Directors, CVBK’s Board of Directors and their respective shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CFFI and its counsel shall request.

(d)     Support Agreements.  CFFI shall have received from each director and officer of CVBK and Central Virginia Bank listed on Section 9.2(d) of the CVBK Disclosure Memorandum a signed Support Agreement in substantially the form set forth in Exhibit B.

(e)     Employment Agreements, Change in Control Agreements and SERP Amendment and Consent. CVBK shall have, and shall have caused Central Virginia Bank and the relevant individuals to have, (i) terminated all employment agreements and change in control agreements of CVBK and Central Virginia Bank as provided for in Section 8.8(b) and (ii) amended the CVBK SERP and obtained all required acknowledgements as provided for in Section 8.8(c).

(f)     Non-Competition and Non-Solicitation Agreements.  CFFI shall have received from each director of CVBK and Central Virginia Bank a signed Non-Competition and Non-Solicitation Agreement in substantially the form set forth in Exhibit C.

(g)     Termination of Regulatory Agreements. All regulatory agreements between CVBK, Central Virginia Bank and/or any of their Subsidiaries and the Federal Reserve Bank of Richmond and the VSCC shall have been finally terminated, or there shall be binding commitments by the Federal Reserve Bank of Richmond and the VSCC to terminate all regulatory agreements simultaneously with Closing the Merger, and no regulatory agreement of any type, whether formal or informal, shall be required or proposed by any federal or state bank regulatory authority in replacement thereof or regarding the Merger and/or the actions contemplated thereby.

(h)     Redemption of the CVBK Series A Preferred Stock. CVBK shall have caused the redemption or repurchase by CVBK of all of the issued and outstanding shares of CVBK Series A Preferred Stock and Treasury Warrants from the U.S. Treasury or other holders thereof, as appropriate, before or concurrently with the Effective Time, for a cash sum not to exceed $3,350,000 in the aggregate, including any amount for the payment of accrued and unpaid dividends to date of redemption or repurchase of the CVBK Series A Preferred Stock.

(i)     Certain Changes to CVBK Financial Condition. Prior to the Closing Date, (i) the book value of total loans in the CVBK or Central Virginia Bank loan portfolio (without regard to any allowances for loan losses or unearned income) shall not decline below $169,000,000, and (ii) deposits received from customers by Central Virginia Bank shall not decline below $300,000,000. Between the date of this Agreement and the Closing Date, realized and unrealized losses related to the investment securities portfolio of CVBK or Central Virginia Bank shall not exceed $7,000,000.

(j)     Losses on Mortgage Loans Previously Sold. From the date of this Agreement to the Closing Date, losses on mortgage loans previously sold due to puts for repurchase and claims for indemnification shall not exceed $500,000.

(k)     Technology Systems. CVBK shall have received written confirmation from Jack Henry & Associates, Inc. confirming CVBK’s ability to terminate its data processing contract with Jack Henry & Associates, Inc. without incurring a termination or other fee.

(l)     Opinion of CFFI’s Counsel. CFFI shall have received an opinion of Troutman Sanders LLP, counsel to CFFI, in form and substance reasonably satisfactory to CFFI, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will not be a taxable event to CFFI. In rendering its opinion, Troutman Sanders LLP may require and rely upon representations contained in letters from CFFI, CVBK, officers and employees of CFFI or CVBK, and others, reasonably satisfactory in form and substance to it.

9.3          Conditions to Obligations of CVBK.  The obligations of CVBK to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CVBK pursuant to Section 11.5(b):

(a)     Representations and Warranties.  The representations and warranties of CFFI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date) except for inaccuracies that are not reasonably likely to have a CFFI Material Adverse Effect.

(b)     Performance of Agreements and Covenants.  Each and all of the agreements and covenants of CFFI and CFFI Merger Sub to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)     Certificates.  CFFI shall have delivered to CVBK (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to CFFI, Section 9.3(a) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by CFFI’s Board of Directors and by CFFI as sole shareholder of CFFI Merger Sub evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CVBK and its counsel shall request.

ARTICLE 10

TERMINATION

10.1        Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of CVBK, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)     By mutual written consent of the Boards of Directors of CFFI, CFFI Merger Sub and CVBK; or

(b)     By the Board of Directors of either CFFI or CVBK (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the End Date) and which breach would constitute grounds for the conditions set forth in Section 9.2(a), 9.2(b), 9.3(a) or 9.3(b) not to be satisfied on the Closing Date; or

(c)     By the Board of Directors of either CFFI or CVBK in the event any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

(d)     By the Board of Directors of either CFFI or CVBK in the event that the Merger shall not have been consummated by the End Date, if the failure to consummate the transactions contemplated hereby on or before the End Date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e)     By the Board of Directors of either CFFI or CVBK in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied by the End Date, provided that the inability to satisfy such conditions precedent is not caused by the Party electing to terminate pursuant to this Section 10.1(e); or

(f)     By the Board of Directors of CFFI if the Board of Directors of CVBK:

(i)      withdraws or fails to give the CVBK shareholders the Board Recommendation, effects a Change in Recommendation, whether or not permitted by the terms hereof, or resolves to do any of the foregoing;

(ii)     affirmatively approves any Alternative Transaction or Superior Proposal or makes any announcement of any agreement to enter into an Alternative Transaction or Superior Proposal; or

(iii)     CVBK shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 8.5; or

(g)     By the Board of Directors of either CFFI or CVBK if the Requisite Shareholder Approval shall not have been obtained at the CVBK Shareholders’ Meeting; or

(h)     By the Board of Directors of CFFI if the Dissenting Shares represent more than 15.0% in the aggregate of the CVBK Common Stock outstanding immediately prior to the record date for the CVBK Shareholders’ Meeting; or

(i)     By the Board of Directors of CFFI if there shall have occurred any event, change or occurrence that, individually or together with any other event, change or occurrence, has had or could reasonably be expected to have a CVBK Material Adverse Effect; or

(j)     By the Board of Directors of CVBK if the Board of Directors of CVBK affirmatively approves any Alternative Transaction or Superior Proposal or makes any announcement of any agreement to enter into an Alternative Transaction or Superior Proposal, but only after satisfying all obligations of CVBK under Section 8.5.

10.2        Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that the provisions of Sections 8.4(b), 10.2 and 10.4 and Article 11 shall survive any such termination and abandonment.

10.3        Non-Survival of Representations and Covenants.  The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except Sections 8.4(b), 8.7 and 8.8, this Article 10 and Articles 1, 2, 3, 4 and 11.

10.4        Termination Payment and Reimbursement of Expenses.

(a)     In the event that (i) an Acquisition Proposal shall have been made directly to CVBK shareholders or communicated to or otherwise made known to the senior  management or Board of Directors of CVBK, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by CFFI or CVBK pursuant to Sections 10.1(d) or 10.1(e) (if the Requisite Shareholder Approval has not theretofore been obtained), (B) by CFFI pursuant to Section 10.1(b) or Section 10.1(f), (C) by CFFI or CVBK pursuant to Section 10.1(g), or by CVBK pursuant to Section 10.1(j) and (iii) prior to the date that is 12 months after the date of such termination CVBK consummates an Alternative Transaction  or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then CVBK shall on the date an Alternative Transaction is consummated or any such letter executed or agreement entered into, as applicable, pay CFFI a fee equal to the greater of: (X) actual, verifiable out of pocket expenses of CFFI and its Subsidiaries up to, but not to exceed, $500,000 in connection with the negotiation and execution of this Agreement and planning for the Merger, including reasonable attorneys’ fees in connection therewith, or (Y) $400,000 (the “Termination Fee”), by wire transfer of immediately available funds.

(b)     In the event this Agreement is terminated by CFFI pursuant to Section 10.1(f), then CVBK shall, on the date of termination, pay CFFI the Termination Fee by wire transfer of immediately available funds.

(c)     CVBK acknowledges that the agreements contained in this Section 10.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CFFI and CFFI Merger Sub would not enter into this Agreement; accordingly, if CVBK fails promptly to pay the amount due pursuant to this Section 10.4, and, in order to obtain such payment, CFFI or CFFI Merger Sub commences a suit which results in a judgment against CVBK for the fee set forth in this Section 10.4, CVBK shall pay to CFFI or CFFI Merger Sub, as appropriate, its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus 300 basis points. If this Agreement is terminated and a Termination Fee is payable by CVBK to CFFI pursuant to this Section 10.4, the Termination Fee and any fees and expenses awarded pursuant to this Section 10.4(c) shall be CFFI’s sole and exclusive remedies.

(d)     In the event this Agreement is terminated by CVBK pursuant to Section 10.1(d) as a result of CFFI’s or CFFI Merger Sub’s willful breach of its duties set forth in Section 8.3, CFFI shall promptly reimburse CVBK for its reasonable documented out-of-pocket expenses relating to the Merger in an amount not to exceed $250,000; provided however, that this provision shall not apply in circumstances in which (i) CFFI is entitled to a Termination Fee, (ii) CVBK is in breach of any representation, warranty, covenant or other agreement by CVBK, or (iii) any of the conditions set forth in Section 9.1 or 9.2 shall not have been satisfied and such failure is not caused directly by CFFI or CFFI Merger Sub.  The expense reimbursement provided for in this Section 10.4(d) shall be CVBK’s sole and exclusive remedy and shall be deemed to be liquidated damages.

ARTICLE 11

MISCELLANEOUS

11.1        Definitions.

(a)           Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” with respect to a Party shall mean any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving CVBK or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction.

“Affiliate” of a Person shall mean:  (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Alternative Transaction” shall mean any transaction or series of transactions involving:

(a)           any merger, consolidation, reorganization, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which CVBK or any of its Subsidiaries is a constituent corporation, (ii) in which a Person or “group” (as defined in the 1934 Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of CVBK or any of its Subsidiaries, or (iii) in which CVBK  or any of its Subsidiaries issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of CVBK or any of its Subsidiaries; or

(b)           any sale, lease, exchange, transfer, license, acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income, or assets of CVBK and its Subsidiaries.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank Merger” shall have the meaning set forth in the Preamble.

“Bank Merger Agreement” shall have the meaning set forth in the Preamble.

“BFI” shall mean the VSCC Bureau of Financial Institutions.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Board Recommendation” shall have the meaning set forth in Section 8.2(a).

“Business Day” shall mean any day on which banks are not required or authorized by Law or executive order to close in the city of Richmond, Virginia, USA.

“C&F Bank” shall have the meaning set forth in the Preamble.

“Central Virginia Bank” shall have the meaning set forth in the Preamble.

“CFFI” shall have the meaning set forth in the first paragraph of this Agreement.

“CFFI Common Stock” shall mean the $1.00 par value common stock of CFFI.

“CFFI Disclosure Memorandum” shall mean the written information entitled “CFFI Disclosure Memorandum” delivered prior to the date of this Agreement to CVBK describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.  Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“CFFI Entities” shall mean, collectively, CFFI and all CFFI Subsidiaries.

“CFFI Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of CFFI to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Regulatory Authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of CFFI (or any of its Subsidiaries) taken with the prior informed written Consent of CVBK in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of CFFI, including expenses incurred by CFFI in consummating the transactions contemplated by this Agreement.

“CFFI Merger Sub” shall have the meaning set forth in the first paragraph of this Agreement.

“CFFI Subsidiaries” shall mean the Subsidiaries of CFFI and any corporation, bank, savings association, or other organization acquired as a Subsidiary of CFFI in the future and held as a Subsidiary by CFFI at the Effective Time.

“Change in Recommendation” shall have the meaning set forth in Section 8.2(b).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated April 16, 2012 and amended to and including January 31, 2013, by and between CFFI and CVBK, and further supplemented by confidentiality provisions of a letter of intent by and between CFFI and CVBK dated February 7, 2013.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CRA” shall mean the Community Reinvestment Act of 1997.

“CVBK” shall have the meaning set forth in the first paragraph of this Agreement.

“CVBK Benefit Plans” shall have the meaning set forth in Section 5.18(a).

“CVBK Certificates” shall have the meaning set forth in Section 4.1(a).

“CVBK Common Stock” shall mean the common stock, par value $1.25 per share, of CVBK.

“CVBK Contract” shall have the meaning set forth in Section 5.19(a).

“CVBK Disclosure Memorandum” shall mean the written information entitled “CVBK Disclosure Memorandum” delivered prior to the date of this Agreement to CFFI describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.  Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“CVBK Entities” shall mean, collectively, CVBK and each of its Subsidiaries as listed on Section 5.4 of the CVBK Disclosure Memorandum.

“CVBK ESPP” shall mean the Central Virginia Bankshares, Inc. Employee Stock Purchase Plan.

“CVBK Financial Statements” shall mean (i) the consolidated audited balance sheets (including related notes and schedules, if any) of CVBK as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as provided by CVBK to CFFI, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of CVBK as of March 31, 2013, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three month period ended March 31, 2013, as delivered by CVBK to CFFI prior to execution of this Agreement.

“CVBK Loan Report” shall have the meaning set forth in Section 5.7(b).

“CVBK Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of the CVBK Entities, taken as a whole, or (ii) the ability of CVBK to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Regulatory Authorities that do not disproportionately impact CVBK, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of CVBK (or any of its Subsidiaries) taken with the prior informed written Consent of CFFI in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of CVBK, including expenses incurred by CVBK in consummating the transactions contemplated by this Agreement.

“CVBK Option” shall mean an option to purchase shares of CVBK Common Stock, whether vested or unvested as of the date of this Agreement, including such options issued under any CVBK Stock Plan.

“CVBK Proxy Statement” shall mean the proxy statement mailed to holders of CVBK Common Stock entitled to vote on the Merger in connection with obtaining the Requisite Shareholder Approval, and any other shareholder approval that may be required in connection with the transactions contemplated by this Agreement, at the CVBK Shareholders’ Meeting.

“CVBK SEC Reports” shall have the meaning set forth in Section 5.5(b).

“CVBK Series A Preferred Stock” shall mean the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.25 per share and liquidation amount $1,000 per share, of CVBK.

“CVBK SERP” shall have the meaning set forth in Section 8.8(c).

“CVBK Shareholders’ Meeting” shall have the meaning set forth in Section 8.2(a).

“CVBK Stock Award” shall have the meaning set forth in Section 4.3(b).

“CVBK Stock Plan” shall mean CVBK’s 1998 Stock Incentive Plan and 2006 Stock Incentive Plan.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions including similar on-balance sheet transactions or arrangements and off-balance sheet transactions or arrangements..

“Dissenting Shares” shall have the meaning in Section 4.4(a).

“End Date” shall mean December 31, 2013; provided that such date shall be extended for an additional 90 days in the event that the regulatory approvals contemplated by Section 9.1(b) have not been obtained.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any applicable Law, and any Order or binding agreement with any Regulatory Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the Environment; or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person which is or has been a member of (i) a controlled group of corporations (as defined in Code Section 414(b)), (ii) a group of trades or business under common control (as defined in Code Section 414(c)), or (iii) an affiliated service group (as defined under Code Section 414(m)) any of which includes any CVBK Entity, and any partnership in which any CVBK Entity is or has been a general partner.

“Exchange Agent” shall have the meaning set forth in Section 4.1(a).

“Exhibits” shall mean the exhibits to this Agreement, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance, or a hazard, or threat of the same, to public health, human health or the Environment.

“Indemnified Party” shall have the meaning set forth in Section 8.7(a)(i).

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, domain names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation. With respect to CFFI, such persons shall be Larry G. Dillon and Thomas F. Cherry; and with respect to CVBK, such persons shall include James T. Napier, Herbert E. Marth, Jr., Leslie S. Cundiff, Bobbi J. Jones, Melanie R. Keene, Shirley G. Boelt and Judith M. Reynolds.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Leased Premises” shall have the meaning set forth in Section 5.12(c).

“Letter of Transmittal” shall have the meaning set forth in Section 4.1(a).

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” shall have the meaning set forth in Section 5.7(a).

“Merger” shall have the meaning set forth in the Preamble.

“Merger Consideration” shall have the meaning set forth in Section 3.1 (b).

“Notice Period” shall have the meaning set forth in Section 8.5(d)(ii).

“Obligor” shall have the meaning set forth in Section 5.7(a).

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Owned Real Property” shall have the meaning set forth in Section 5.12(c).

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean any of CVBK, CFFI or CFFI Merger Sub, and “Parties” shall mean CVBK, CFFI and CFFI Merger Sub.

“Permitted Encumbrances” shall have the meaning set forth in Section 5.12(a).

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Plan of Merger” shall have the meaning set forth in the Preamble.

“Rate Maximum” shall have the meaning set forth in Section 7.2(o).

“Rate Minimum” shall have the meaning set forth in Section 7.2(o).

“Real Property Leases” shall have the meaning set forth in Section 5.12(c).

“Regulatory Authorities” shall mean, collectively, the SEC, the NASDAQ Stock Market, the Federal Trade Commission, the United States Department of Justice, the United States Treasury Department (the “U.S. Treasury”), the Board of the Governors of the Federal Reserve System, the FDIC, the BFI, the Pension Benefit Guaranty Corporation and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“Requisite Shareholder Approval” shall have the meaning set forth in Section 5.2(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in the definition of Alternative Transaction changed from 20% to 50%), that the CVBK Board determines in good faith (after consultation with outside legal counsel and financial advisor) is more favorable from a financial point of view to the holders of CVBK Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on CVBK, including relevant legal, regulatory and other aspects of such Acquisition Proposal deemed relevant by the CVBK Board and (e) any revisions to the terms of this Agreement and the Merger proposed by CFFI during the Notice Period set forth in Section 8.5(d).

“Support Agreements” shall have the meaning set forth in Section 5.25.

“Surviving Corporation” shall have the meaning set forth in the preamble to this Agreement.

“Surviving Corporation Series A Preferred Stock” shall mean the cumulative preferred stock, Series A, $1.25 par value per share, of the Surviving Corporation following the Effective Time having rights, preferences and terms that are identical to the CVBK Series A Preferred Stock in all respects.

“Takeover Laws” shall have the meaning set forth in Section 5.28.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” shall mean any report, return, information return, claim for refund, amended return, declaration of estimated Tax, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Technology Systems” shall have the meaning set forth in Section 5.23(a).

“Tenant Leases” shall have the meaning set forth in Section 5.12(c).

“Termination Fee” shall have the meaning set forth in Section 10.4(a).

“Treasury Warrants” shall mean the warrant issued to the U.S. Treasury to purchase 263,542 shares of CVBK Common Stock at an exercise price of $6.48 per share through the Troubled Asset Relief Program’s Capital Purchase Program.

“Trust Preferred Securities” shall have the meaning set forth in Section 5.3(d).

“Unvested Restricted Shares” shall have the meaning set forth in Section 4.3(b).

“U. S. Treasury” shall mean the United States Department of the Treasury.

“Voting Debt” shall have the meaning set forth in Section 5.3(d).

“VSCA” shall mean the Virginia Stock Corporation Act, as amended.

“VSCC” shall mean the Virginia State Corporation Commission.

(b)     Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2        Expenses.  Except as otherwise provided in this Agreement, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3        Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the Support Agreements, Confidentiality Agreement and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.4        Amendments.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of CVBK Common Stock, there shall be made no amendment that pursuant to the VSCA or the articles requires further approval by such shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of CVBK Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of CVBK Common Stock will be exchanged for the Merger Consideration shall not be amended after the CVBK Shareholders’ Meeting in a manner adverse to the holders of CVBK Common Stock without any requisite approval of the holders of the issued and outstanding shares of CVBK Common Stock entitled to vote thereon.

11.5        Waivers.

(a)     Prior to or at the Effective Time, CFFI, acting through its Board of Directors, chief executive officer or other authorized officer, on behalf of CFFI or CFFI Merger Sub, shall have the right to waive any Default in the performance of any term of this Agreement by CVBK, to waive or extend the time for the compliance or fulfillment by CVBK of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CFFI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by the chief executive officer or other duly authorized officer of CFFI.

(b)     Prior to or at the Effective Time, CVBK, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CFFI, to waive or extend the time for the compliance or fulfillment by CFFI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CVBK under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by the chief executive officer or other duly authorized officer of CVBK.

(c)     The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.6     Assignment; Third Party Beneficiaries.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that CFFI may assign any of its rights or rights of CFFI Merger Sub under this Agreement to a direct or indirect wholly-owned Subsidiary of CFFI.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

11.7     Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

CVBK:	Central Virginia Bankshares, Inc.
2351 Anderson Highway; P.O. Box 39
Powhatan, VA 23139
Attn: Herbert E. Marth, Jr., President and Chief Executive Officer

With a copy to:	Williams Mullen
P.O. Box 1320 (23218-1320)
200 S. 10th Street
Richmond, Virginia 23219
Attn: Wayne A. Whitham, Jr.

CFFI:	C&F Financial Corporation
802 Main Street
West Point, Virginia 23181
Attn: Thomas F. Cherry, Executive Vice President and Chief Financial Officer of CFFI

With a copy to:	Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Attn: Jacob A. Lutz, III

CFFI Merger Sub:	Special Purpose Sub, Inc.
c/o C&F Financial Corporation
802 Main Street
West Point, Virginia 23181
Attn: Thomas F. Cherry, Executive Vice President and Chief Financial Officer of CFFI

With a copy to:	Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Attn: Jacob A. Lutz, III

11.8        Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of Laws, and the federal banking Laws of the United States, as appropriate.  The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the Commonwealth of Virginia.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each Party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.9        Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10      Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at Law or in equity.  Each of the Parties hereby further waives any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

11.11      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.12      Captions; Articles and Sections.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.13      Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.14      Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CENTRAL VIRGINIA BANKSHARES, INC.

By:	/s/ Herbert E. Marth, Jr.
Herbert E. Marth, Jr.
Title:	President and Chief Executive Officer

C&F FINANCIAL CORPORATION

By:	/s/ Larry G. Dillon
Larry G. Dillon
Title:	Chairman, President and Chief Executive Officer

SPECIAL PURPOSE SUB, INC.

By:	/s/ Larry G. Dillon
Larry G. Dillon
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

PLAN OF MERGER

merging

SPECIAL PURPOSE SUB, INC.,

a Virginia corporation

with and into

CENTRAL VIRGINIA BANKSHARES, INC.,

a Virginia corporation

1.            Merger. Special Purpose Sub, Inc., a Virginia corporation (the “Merged Corporation”) and wholly owned subsidiary of C&F Financial Corporation, a Virginia corporation (“Parent”), shall, upon the Effective Time (as defined below) be merged (the “Merger”) with and into Central Virginia Bankshares, Inc., a Virginia corporation (the “Company”). The parties shall file Articles of Merger (the “Articles of Merger”) meeting the requirements of Section 13.1-720 of the Virginia Stock Corporation Act of the Commonwealth of Virginia (the “VSCA”) with the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia. The Merger shall become effective upon the issuance of a certificate of merger by the SCC or at such later time as may be agreed to by Parent and the Company in writing and specified in the Articles of Merger (the date and time at which the Merger becomes effective is referred to as the “Effective Time”). As a result of the Merger, the separate corporate existence of the Merged Corporation shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all its rights, privileges, properties, immunities, powers and franchises, shall continue unaffected and unimpaired by the Merger.

2.            Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, from and after the Effective Time, all the rights, privileges, properties, immunities, powers and franchises of the Merged Corporation shall vest in the Surviving Corporation, and all debts, liabilities, obligations, claims, restrictions and duties of the Merged Corporation shall become the debts, liabilities, obligations, claims, restrictions and duties of the Surviving Corporation.

3.            Articles of Incorporation. At the Effective Time, the amended articles of incorporation of the Company shall be the articles of incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the VSCA or the articles of incorporation of the Surviving Corporation.

4.            Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated so that they shall be identical to the bylaws of the Merged Corporation as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation reflected therein shall be “Central Virginia Bankshares, Inc.”), and as so amended and restated shall be the bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the VSCA, the articles of incorporation of the Surviving Corporation or the bylaws of the Surviving Corporation.

5.            Board of Directors. The directors of the Merged Corporation immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

6.            Officers. The officers of the Merged Corporation immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

7.            Manner and Basis of Converting Shares of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, the Merged Corporation or any holder of any shares of Company Common Stock or any shares of capital stock of Parent or the Merged Corporation:

(a)     Merged Corporation Common Stock. Each share of Merged Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Surviving Corporation Common Stock.

(b)     Cancellation of Company-Owned, Parent-Owned and Merged Corporation-Owned Company Common Stock. Each share of Company Common Stock owned by the Company or any wholly owned Subsidiary of the Company or owned by Parent or the Merged Corporation, in each case, immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in trust accounts, managed accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares of Company Common Stock held, directly or indirectly, in respect of a debt previously contracted) shall automatically be canceled and shall cease to exist, without payment of any consideration therefor.

(c)     Conversion of Company Common Stock. Except as provided in Section , and other than Dissenting Shares and shares of Company Restricted Stock that are not vested as of the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $0.32 in cash, without interest (the “Per Share Merger Consideration”), payable to the holder thereof upon surrender of each such share of Company Common Stock in the manner provided in Section .

(d)     Company Series A Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall, immediately following the Effective Time, be unchanged and shall represent an issued and outstanding share of Surviving Corporation Series A Preferred Stock.

8.            Company Equity Awards.

(a)     Company Stock Options. At the Effective Time, each unexercised Company Stock Option granted under any Company Stock Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive a payment in cash, without interest, equal to the product of (A)  the number of shares of Company Common Stock previously subject to such Company Stock Option and (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per share previously subject to such Company Stock Option, subject to applicable Tax withholding requirements and without interest; provided, however, that to the extent the exercise price of any Company Stock Option is equal to or greater than the Per Share Merger Consideration at the Effective Time, such Company Stock Option shall be automatically canceled and retired and shall cease to exist and no consideration will be paid or delivered in exchange therefor.

(b)     Company Restricted Stock Awards. Prior to the Effective Time, except to the extent not permitted by applicable Law, rule or regulation, including the golden parachute prohibitions implemented under the U.S. Treasury’s Troubled Asset Relief Program’s Capital Purchase Program, the Company shall take all actions necessary to cause each restricted stock award, if any, of Company Common Stock granted by the Company under any Company Stock Plan and outstanding immediately prior to the Effective Time to become fully vested immediately prior to the Effective Time with respect to the maximum number of shares of Company Common Stock subject thereto, which shares shall be converted into the right to receive the Per Share Merger Consideration in the same manner as other shares of Company Common Stock. Each share of Company Restricted Stock that is not vested as of the Effective Time shall cease to exist as of the Effective Time and shall not receive the Per Share Merger Consideration in exchange therefor.

(c)     Payment. The payment of all amounts contemplated by this Section shall be subject to appropriate withholding for Taxes in accordance with Section  and shall be made without interest.

9.            Exchange Procedures.

(a)     Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement with a transfer agent or a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Plan of Merger. At or prior to the Effective Time, Parent shall deposit, or cause the Merged Corporation to deposit, with the Paying Agent in trust, for the benefit of the holders of shares of Company Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration. Any funds deposited with the Paying Agent pursuant to this Section  shall be referred to in this Plan of Merger as the “Exchange Fund.”

(b)     Company Stock Certificate Exchange Procedures. Promptly following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or shares of Company Common Stock represented by book-entry (“Book Entry Shares”) whose shares of Company Common Stock were converted into the right to receive the Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of the Company Stock Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to Book Entry Shares)) and (ii) instructions for use in effecting the surrender of the Company Stock Certificates, or in the case of Book Entry Shares, the surrender of such shares, in exchange for payment of the applicable Merger Consideration. Each holder of record of a Company Stock Certificate or Book Entry Share shall, upon surrender to the Paying Agent of such Company Stock Certificate or Book Entry Share, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent pursuant to such instructions, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Company Stock Certificate or Book Entry Share shall have been converted into the right to receive pursuant to Section , and the Company Stock Certificate or Book Entry Share so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the Merger Consideration and any such dividends to a person other than the registered holder of such Company Stock Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section , each Company Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates or Book Entry Shares.

(c)     No Further Ownership Rights in Company Common Stock; Transfer Books. At and after the Effective Time, holders of Company Stock Certificates or Book Entry Shares shall cease to have any rights as shareholders of the Company, except for the right to receive the Merger Consideration. Any cash paid upon the surrender of Company Stock Certificates or Book Entry Shares in accordance with this Plan of Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly evidenced by such Company Stock Certificates or Book Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed with respect to shares of Company Common Stock and no transfer of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of the Agreement, Company Stock Certificates or Book Entry Shares formerly evidencing shares of Company Common Stock are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with this Plan of Merger.

(d)     Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock Certificates or Book Entry Shares on the date that is one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore complied with this Section shall thereafter look only to Parent for, and Parent shall remain liable for, payment of such holders’ claims for the Merger Consideration pursuant to the provisions of this Section . Any portion of the Exchange Fund in respect of any Dissenting Shares (as defined in Section ) shall be returned to Parent upon demand.

(e)     No Liability. None of Parent, the Merged Corporation, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Company Stock Certificates or Book Entry Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f)     Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of shares of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the shareholders of the Company in the amount of any such losses and (ii) such investments shall only be in short-term obligations of or guaranteed by the United States of America or any agency or instrumentality thereof with maturities of no more than thirty (30) days and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent.

(g)     Lost Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in such reasonable and customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Company Stock Certificate the applicable Merger Consideration.

(h)     Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of any Company Stock Certificate or Book Entry Shares (or any holder of a Company Equity Award) such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder, or any provision of state, local or foreign Tax Law. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

10.          Appraisal Rights. Shares of Company Common Stock in respect of which the holders thereof have complied with all requirements for demanding and perfecting appraisal rights as set forth in Article 15 of the VSCA (such shares, “Dissenting Shares” and such holders, “General Dissenting Shareholders”) shall not be converted into or represent the right to receive the consideration provided for in Section . General Dissenting Shareholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the VSCA. Each share of Company Common Stock held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under the VSCA shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Merger Effective Time, the right to receive the Per Share Merger Consideration provided for in Section , without any interest thereon.

11.          Amendment. This Plan of Merger may be amended by the Merged Corporation, Parent and the Company, at any time prior to the Effective Time, whether before or after the Shareholder Approval shall have been obtained; provided, however, that after the Shareholder Approval has been obtained, there shall be made no amendment that by applicable Law would require further approval by the Company Shareholders or Parent, respectively, including to effect any of the changes listed in §13.1-716E of the VSCA, without obtaining such further approval.

12.          Defined Terms. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a)     “Agreement” means the Agreement and Plan of Merger, dated as of June [__], 2013, by and among Parent, the Merged Corporation and the Company.

(b)     “Company Common Stock” means the common stock, par value $1.25 per share, of the Company.

(c)     “Company Equity Awards” means, collectively, all Company Stock Options and shares of Company Restricted Stock.

(d)     “Company Restricted Stock” means shares of Company Common Stock previously granted pursuant to a Company Stock Plan that have not yet fully vested at the Effective Time.

(e)     “Company Shareholder” means any holder of Company Common Stock.

(f)     “Company Series A Preferred Stock” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.25 per share and liquidation amount $1,000 per share, of the Company.

(g)     “Company Stock Certificate” means a valid certificate, which immediately prior to the Effective Time, represents any shares of Company Common Stock.

(h)     “Company Stock Option” means an outstanding option to purchase shares of Company Common Stock.

(i)     “Company Stock Plans” means the Company’s 1998 Stock Incentive Plan and 2006 Stock Incentive Plan, and any applicable award agreements thereunder.

(j)     “Governmental Authority” means any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

(k)     “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, consent order, consent decree, decree, Order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority or the New York Stock Exchange.

(l)     “Merged Corporation Common Stock” means the common stock, no par value per share, of the Merged Corporation.

(m)     “Merger Consideration” means the cash consideration that a holder of shares of Company Common Stock is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section .

(n)     “Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.

(o)     “person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature, including the media.

(p)     “Shareholder Approval” means the affirmative vote (in person or by proxy) of holders of more than two-thirds of the issued and outstanding shares of Company Common Stock entitled to vote thereon to approve the Agreement and this Plan of Merger.

(q)     “Subsidiary” means, with respect to any specified person, another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

(r)     “Surviving Corporation Common Stock” means the common stock, par value $1.25 per, of the Surviving Corporation.

(s)     “Surviving Corporation Series A Preferred Stock” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.25 per share and liquidation amount $1,000 per share, of the Surviving Corporation, which shall be identical in its terms to the Company Series A Preferred Stock.

(t)     “Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

Exhibit B

FORM OF

SUPPORT AGREEMENT

This Agreement, made as of this ___ day of ________, 2013, between C&F Financial Corporation, a Virginia corporation (“Buyer”), and the shareholder of Central Virginia Bankshares, Inc., a Virginia corporation (“CVBK”), identified on the signature page hereto in such Shareholder’s capacity as a shareholder of CVBK (the “Shareholder”).

WHEREAS, Buyer and CVBK have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which all of the outstanding shares of CVBK Common Stock will be exchanged for cash in accordance with the terms of the Merger Agreement; and

WHEREAS, the Shareholder owns or possesses the sole right to vote, or direct the voting of, and the sole power to dispose of, or to direct the disposition of, the number of shares of CVBK Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, the Shareholder has the right to acquire pursuant to the exercise of CVBK Options issued and outstanding pursuant to the CVBK Stock Plan, the number of shares of CVBK Common Stock set forth on the signature page hereto; and

WHEREAS, as a material inducement for Buyer to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder. The Shareholder represents and warrants as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of the Covered Shares. The Shareholder has, and through the Effective Time will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares. The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.

2. Covenants of Shareholder. (a) The Shareholder agrees that he/she shall cause the Covered Shares to be present at the CVBK Shareholders Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(e), unless: (i) Buyer is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement or (ii) in accordance with Section 8.2 of the Merger Agreement, the Board of Directors of CVBK has failed to make, withdrawn, qualified, modified or otherwise changed (or publicly proposed or resolved to do the foregoing) its recommendation to CVBK shareholders.

(b) The Shareholder agrees that until the termination of this Agreement as provided in Section 2(e), that he/she shall not, without the prior written consent of Buyer, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, or any options to acquire CVBK Common Stock issued and outstanding pursuant to the CVBK Stock Plan, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c) The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of CVBK Common Stock, or any officer, employee or director of CVBK to, solicit from any third party any inquiries or proposals relating to the disposition of CVBK’s business or assets or the business or assets of Central Virginia Bank, a Virginia chartered commercial bank and wholly-owned subsidiary of CVBK (“Central Virginia Bank”), or the acquisition of CVBK or Central Virginia Bank’s voting securities, or the merger of CVBK or Central Virginia Bank with any person other than Buyer or any subsidiary of Buyer, or except as provided in Section 8.5 of the Merger Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(d) The Shareholder agrees that he/she shall not, without the prior written consent of Buyer, sell on the OTC Markets, or submit an offer to sell on the OTC Markets, or otherwise directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of CVBK Common Stock prior to the Effective Time of the Merger.

(e) This Agreement shall terminate upon the earlier to occur of: (a) the termination of the Merger Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Merger Agreement; or (b) the Effective Time of the Merger.

3. Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of CVBK Common Stock which the Shareholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of CVBK Common Stock as to which the Shareholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all CVBK Options which the Shareholder may currently own or hereafter acquire.

4. Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

5. Assignment; Successors. This Agreement may not be assigned by the Shareholder without the prior written consent of Buyer. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

6. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon Buyer any right or ability to acquire the shares of CVBK Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of CVBK or Central Virginia Bank, but only in his/her capacity as a holder of shares of CVBK Common Stock or of CVBK Options.

7. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9. Defined Terms. Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

BUYER

By:

Name:      Larry G. Dillon

Title: Chairman, President and Chief Executive Officer

SHAREHOLDER

Name:

Shares as to which Shareholder has sole:

Voting and Dispositive Power:

Options held by Shareholder:

[Signature Page to Support Agreement]

Exhibit C

FORM OF

NON-COMPETITION AND

NON-SOLICITATION AGREEMENT

This Agreement, made as of [__________], 2013, by and among C&F Financial Corporation, a Virginia corporation (“CFFI”) and the director of Central Virginia Bankshares, Inc., a Virginia corporation (“CVBK”) and/or Central Virginia Bank, a Virginia state chartered bank and the wholly owned subsidiary of CVBK (“Central Virginia Bank”), identified on the signature page hereto (the “Director”).

WHEREAS, CFFI and CVBK have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which CVBK will be merged with and into CFFI, and each share of CVBK Common Stock will be exchanged for cash in accordance with the terms of the Merger Agreement.

WHEREAS, as a material inducement to CFFI to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Director has agreed to certain restrictions on his ability to compete with CFFI and C&F Bank following consummation of the Merger;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. From and after the Effective Time until the date which is two years after the Effective Time (the “Covenant Period”), the Director shall not, directly or indirectly:

(a) serve as a member of the board of directors (including any advisory board) of any financial institution with an office in Virginia or as a member of the board of directors of the holding company or any subsidiary for any such financial institution, other than CFFI or C&F Bank (if appointed); or

(b) serve on the board of any company with an office in Virginia that provides any of the products or services provided by CFFI, C&F Bank, or any subsidiary or affiliate thereof; or

(c) solicit to employ or engage the services of any of the officers or employees of CFFI or C&F Bank (including former employees of CVBK or Central Virginia Bank), or initiate or maintain contact with any officer, director or employee of CFFI or C&F Bank (including former employees of CVBK or Central Virginia Bank) regarding the business, operations, prospects or finances of CFFI or C&F Bank, except for conversations with employees of CFFI or C&F Bank that are necessary to conduct routine banking business or transactions; or

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(d) solicit customers of CFFI, C&F Bank or any subsidiary or affiliate thereof by or on behalf of any bank or provider of any of the products or services offered by CFFI, C&F Bank or any subsidiary or affiliate thereof.

2. In the event of a breach or violation of this Agreement by the Director, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.

3. The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof, in addition to any other remedies, at law or in equity, which the parties may have for such breach.

4. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, superseding all prior understandings and agreements, written and oral. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

6. Any illegality, invalidity or unenforceability of any provision hereof in any jurisdiction shall not invalidate or render illegal or unenforceable in such jurisdiction the remaining provisions hereof and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction. In the event that the scope or duration of any provision hereof shall be found to be unenforceable in any jurisdiction, then such provision shall be interpreted to provide for the broadest scope or longest duration which would be enforceable in such jurisdiction.

7. Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

8. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Signatures appear on following page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

C&F FINANCIAL CORPORATION

By:
Name: Larry G. Dillon
Title: Chairman, President and Chief Executive Officer

DIRECTOR

Name:

[Signature Page to Non-Competition/Non-Solicitation Agreement]

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